Filed Pursuant to Rule 424(b)(5)

Registration No. 333-129816

PROSPECTUS SUPPLEMENT

(To Prospectus dated February 13, 2006)

7,300,000 shares

Common Stock

Allscripts Healthcare Solutions, Inc. is offering 7,300,000 of its shares of common stock. Allscripts will receive all of the net proceeds from the sale of its common stock.

Our common stock is quoted on the Nasdaq National Market under the symbol “MDRX.” On February 22, 2006, the last sale price of our common stock as reported on the Nasdaq National Market was $18.15 per share.

Investing in our common stock involves risks. See “ Risk Factors” beginning on page S-16 of this prospectus supplement.

	Per Share	Total
Public offering price	$17.75	$129,575,000

Underwriting discounts and commissions	$0.8875	$6,478,750

Proceeds, before expenses, to us	$16.8625	$123,096,250

We have granted the underwriters a 30-day option to purchase up to an additional 1,095,000 shares from us on the same terms and conditions as set forth above if the underwriters sell more than 7,300,000 shares of common stock in this offering.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Lehman Brothers, on behalf of the underwriters, expects to deliver the shares to purchasers on or about February 28, 2006.

Joint Book-Running Managers

LEHMAN BROTHERS	UBS INVESTMENT BANK

Co-Managers

JEFFERIES BROADVIEW	WILLIAM BLAIR & COMPANY	PIPER JAFFRAY	GOLDMAN, SACHS & CO.

February 22, 2006

This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering of our common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement or the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to our common stock. This prospectus supplement may add to, update or change information in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement or the accompanying prospectus. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference as of the date of this prospectus supplement, on the other hand, the information in this prospectus supplement shall control. Unless otherwise expressly stated, all information in this prospectus supplement assumes that the underwriters’ option to purchase additional shares is not exercised.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Neither we nor any underwriter or agent has authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. Neither we nor any underwriter or agent is making an offer to sell our common stock in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of the date of the applicable document, regardless of the time of delivery of this prospectus supplement or of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

Statements contained in this prospectus supplement as to the contents of any contract or other document are not complete, and in each instance we refer you to the copy of the contract or document filed or incorporated by

S-i

reference as an exhibit to the registration statement of which the accompanying prospectus constitutes a part or to a document incorporated or deemed to be incorporated by reference in the registration statement, each of those statements being qualified in all respects by this reference.

Our trademarks or service marks include Allscripts®, the Allscripts logo, Impact.MD™, Patients Interactive™, Physicians Interactive™, TouchChart™, TouchScript® and TouchWorks™. A4 Health Systems, Inc.’s trademarks or service marks include Canopy® and HealthMatics®. Other trademarks, service marks and trade names referred to in this prospectus supplement, the accompanying prospectus or the documents incorporated or deemed to be incorporated by reference herein or therein are the property of their respective owners.

Allscripts was incorporated in Delaware. The mailing address of our principal executive offices is 222 Merchandise Mart Plaza, Suite 2024, Chicago, IL 60654 and the telephone number of our principal executive offices is (800) 654-0889.

SPECIAL NOTE REGARDING

FORWARD-LOOKING STATEMENTS AND MARKET DATA

This prospectus supplement, the accompanying prospectus and the documents incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus contain forward-looking statements that involve risks and uncertainties, including those discussed under the caption “Risk Factors.” We develop forward-looking statements by combining currently available information with our beliefs and assumptions. These statements relate to future events, including our future performance, and some of these statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “anticipate,” “intend,” “contemplate,” “seek,” “plan,” “estimate,” “will,” “may,” “should” and the negative or other variations of those terms or comparable terminology or by discussion of strategy, plans or intentions. Forward-looking statements do not guarantee future performance, which may be materially different from that expressed in, or implied by, any such statements. You should not rely upon these statements as facts.

We make these statements under the protection afforded by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because we cannot predict all of the risks and uncertainties that may affect us, or control the ones we do predict, these risks and uncertainties can cause our results to differ materially from the results we express in our forward-looking statements. We undertake no obligation to, and expressly disclaim any such obligation to, update or revise any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events, changes to future results over time or otherwise.

The information in this prospectus supplement, the accompanying prospectus and the documents incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus concerning our industry, our market position and similar matters, is derived principally from publicly available information, industry publications, data compiled by market research firms and similar sources. Although we believe that this information is reliable, we have not independently verified any of this information and, accordingly, we cannot assure you that it is accurate. The information in this prospectus supplement and the documents incorporated or deemed to be incorporated by reference in this prospectus supplement concerning A4 is based on information provided to us by A4’s management. We have not independently verified this information, and, accordingly, we cannot assure you that it is accurate.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained elsewhere in this prospectus supplement or the accompanying prospectus or the documents incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information that you should consider before deciding whether to invest in our shares of common stock. You should read this entire prospectus supplement and the accompanying prospectus and the documents incorporated and deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus, including the “Risk Factors” section included in this prospectus supplement and the financial statements and related notes incorporated by reference herein, carefully before making an investment decision. Unless this prospectus supplement indicates otherwise or the context otherwise requires (i) the terms “we,” “our,” “us,” “Allscripts” and “the Company” refer to Allscripts Healthcare Solutions, Inc. and its consolidated subsidiaries, (ii) the term “A4” refers to A4 Health Systems, Inc. and its consolidated subsidiaries and (iii) references to the “A4 Acquisition” mean the consummation of our acquisition of A4, as described herein.

Allscripts Healthcare Solutions, Inc.

Company Overview

We are a leading provider of clinical software, connectivity and information solutions that physicians use to improve the quality of healthcare. Our business groups provide innovative solutions that inform physicians with just right, just in time information, connect physicians to each other and to the entire community of care, and transform healthcare, improving both the quality and efficiency of care. Our Clinical Solutions Group, the software and related services segment of our business, provides clinical software solutions, including electronic health record (EHR), electronic prescribing (e-prescribing) and document imaging solutions. Our Physicians Interactive Group, the information services segment of our business, provides clinical education and information solutions for physicians and patients, along with physician-patient connectivity solutions. Our Medication Solutions Group, the prepackaged medications segment of our business, provides prepackaged medication fulfillment solutions, which includes both medications and software for dispensing and inventory control.

Industry Overview

We believe that the healthcare information technology market for providers is large and growing. A 2005 Gartner report estimates that the market for healthcare provider information technology software and services (excluding hardware) was $7.3 billion in 2004, and is estimated to expand to $10.8 billion by 2009. We also provide services to two additional significant markets: clinical information solutions, and prepackaged medications and related solutions for physicians.

We believe that there are many factors positively impacting the rate of adoption and growth of clinical software solutions, including overall acceptance of electronic health records as a standard within clinical practice, recent federal and state government support of electronic health record initiatives and a potential return on investment from the adoption of these clinical software solutions.

Our Competitive Strengths

We believe that the following competitive strengths are the keys to our success:

World-class technologies that enable industry-leading solutions. We have been an innovator in the development and adoption of clinical solutions. We believe our clinical solutions provide the following technological advantages:

•	Accessibility,

•	Connectivity,

•	Paperless Innovation,

•	Wireless Leadership,

•	Interoperability,

•	Modularity, and

•	Award-Winning Solutions.

Breadth of product and service offering. Our suite of clinical software solutions includes electronic health records, electronic prescribing, and personal health records, encompassing virtually all of the most common functions performed by a physician at the point of care.

Rapid return on investment. In addition to offering clinical benefits, our products and services are designed to provide a rapid return on investment by increasing revenues and reducing costs to physicians. We believe our EHR and practice management solutions reduce administrative efforts and expenses, improve third-party reimbursement, and enable physicians to undertake additional revenue generating activities.

Ease of adoption and use. Because our EHR solutions leverage a modular approach, our physician customers can start with one or a few modules before implementing the entire EHR. We have also designed our clinical software solutions to be easy to use by automating basic clinical workflows, enabling the application to learn the physician’s preferences, providing the ability to operate on multiple hardware platforms, allowing physicians to document encounters in multiple ways and by integrating the EHR with other systems to provide the physician with a more complete view of the patient and improve efficiency.

Significant installed base. Over 170 physician practices, representing over 2,000 clinics nationwide and including some of the country’s most prestigious medical groups, have selected our EHR solution, TouchWorks. Our customer base will be extended to include another approximately 1,700 healthcare organizations nationally with the A4 Acquisition, if consummated, including small and mid-sized physician practice groups.

Integrated solution and product offering with IDX. Under a strategic alliance agreement with IDX Systems Corporation (IDX) and GE, we are a preferred provider of ambulatory, point-of-care clinical EHR solutions to IDX’s installed base of medium to large physician practices nationwide, representing over 138,000 potential physician customers. By integrating the Allscripts solutions with existing IDX systems, we believe we have a significant competitive advantage in selling to medium and large sized physician practice groups nationwide.

Experienced employee base with significant expertise. Our employees have significant experience in developing, marketing and implementing our award-winning clinical solutions, which positions us well with physicians.

Diversified business model. Our business model includes three complementary business segments focusing on the physician, which we believe provides for a more diverse revenue stream and enhances our financial stability.

Our Strategy

Our objective is to be the leading provider of clinical software, connectivity and information solutions for physicians to inform, connect and transform healthcare. Key elements of our strategy include:

•	Expand and broaden physician base across all physician practice market segments;

•	Increase physician utilization of our solutions;

•	Continue to lead through product innovation;

•	Expand and leverage our strong brand recognition; and

•	Further broaden our technology and markets by continuing to pursue strategic opportunities.

Recent Developments

The A4 Acquisition

On January 18, 2006, we entered into an agreement of merger pursuant to which we agreed to acquire all of the outstanding equity interests of A4 for approximately $278.5 million, of which approximately $215 million is payable in cash and approximately $63.5 million is payable through the issuance of 3,500,000 shares of our common stock (based on the last reported sale price of $18.15 per share of our common stock on the Nasdaq National Market on February 22, 2006). A4 develops and provides EHR and practice management solutions to small and mid-sized physician practice groups, emergency department information systems (EDIS) to hospital emergency departments, and care management solutions to hospitals. A4’s customer base includes approximately 1,500 physician practice groups and more than 195 hospitals. A4 reported revenues of $67.2 million and $55.9 million, and net income of $20.3 million and $8.1 million, for the year ended December 31, 2004 and the nine months ended September 30, 2005, respectively.

We believe that the strategic benefits of the A4 Acquisition include expanded product and service offerings, broadened customer base and additional operating scale. The A4 Acquisition will enable us to extend our product offerings by allowing us to independently offer an integrated solution that combines our EHR solution with A4’s practice management system. We intend to market this integrated solution to customers outside of the IDX customer base. The A4 Acquisition will also allow us to reach new markets: small and mid-sized physician practice groups seeking either a practice management system or a combined EHR and practice management solution, and hospitals seeking EDIS and care management solutions. We believe that these EDIS and care management solutions offer a natural connection to our ambulatory applications, facilitating the continuity of care between the acute and ambulatory healthcare settings.

The consummation of the A4 Acquisition is subject to the satisfaction or waiver of a number of conditions, including our obtaining financing for the acquisition. We intend to use the net proceeds from this offering to finance the acquisition; however, this offering is not conditioned upon the consummation of the acquisition. We cannot assure you that the acquisition will be consummated on the terms described herein or at all. See “Risk Factors—Risks Related to the Acquisition” and “The A4 Acquisition.”

IDX Strategic Alliance

We have a strategic alliance agreement with IDX and GE that was entered into with IDX in 2001 and amended on January 18, 2006. Under this agreement, as amended, we are a preferred provider of ambulatory, point-of-care clinical EHR solutions to IDX’s installed base of medium to large physician practices nationwide, representing over 138,000 potential physician customers. The amended agreement with IDX and GE, which runs through January 2011, supports the ongoing integration and compatibility of the Allscripts and IDX products. We also have the right to offer our own integrated practice management and EHR solution. See “Certain Relationships and Related Transactions—IDX Relationship” for additional information.

IDX Stock Repurchase

On February 21, 2006, we entered into a purchase agreement with GE, IDX and IDX Investment Corporation (IIC), a wholly owned subsidiary of IDX (which entities we collectively refer to as the GE Entities), pursuant to which we agreed to repurchase from IDX 1,250,000 shares of our common stock at a price per share equal to 95% of the public offering price per share in this offering, which is the net price per share we will receive in this offering (the IDX stock repurchase). Based on the public offering price of $17.75 per share, we will repurchase the 1,250,000 shares at a price equal to $16.86 per share, for a total purchase price of approximately $21.1 million. We will fund the repurchase with available cash. The closing of the repurchase is contingent on the closing of this offering. The terms of the purchase agreement also provide that the GE Entities will not sell any of the remaining shares of our common stock that they own for 60 days from the date of this prospectus supplement, subject to certain exceptions. After completion of this offering and the IDX stock repurchase (based on 40,873,047 shares of our common stock outstanding as of December 31, 2005), IDX will beneficially own 5,827,138 shares of our common stock or approximately 12.4% of our outstanding shares.

Earnings Announcement

On January 31, 2006, we announced the earnings results of our three months and year ended December 31, 2005. The following table sets forth those results of operations as compared to the three months and year ended December 31, 2004:

	Year ended December 31,		Three months ended December 31,
	2004	2005	2004	2005
	(dollars in millions, except per share amounts) (unaudited)
Statement of Operations Data:
Revenue:
Software and related services	$44.1	$65.2	$14.3	$18.2
Prepackaged medications	44.7	45.6	9.3	12.8
Information services	11.9	9.8	2.7	3.2

Total revenue	100.7	120.6	26.3	34.2

Gross profit	42.6	54.9	12.3	15.6
Income from operations	3.1	9.2	1.6	3.1
Net income	$3.1	$9.7	$1.4	$3.4

Net income per share—basic	$0.08	$0.24	$0.04	$0.08

Net income per share—diluted	$0.07	$0.23	$0.03	$0.08

Adjusted net income per share—diluted(1)	$0.07	$0.24	$0.03	$0.09

Balance Sheet Data (at end of period):
Cash, cash equivalents and marketable securities	$128.2	$146.1	$128.2	$146.1

Other Financial and Operating Data:
Backlog	$67.1	$91.2	$67.1	$91.2
Bookings for software and related services and information services segments	$65.9	$89.5	$29.5	$33.8

(1)	On December 30, 2005, our board of directors approved a plan to accelerate the vesting of options to purchase approximately 1.3 million shares of our common stock awarded under our stock plans that were due to fully vest by August 1, 2007. The exercise prices of the affected stock options range from $2.77 to $10.67 per share. As a result of the acceleration, we recognized an additional non-cash, non-recurring stock-based compensation expense of approximately $0.5 million. Management believes that the presentation of adjusted net income per share—diluted is useful to provide investors with a more direct comparison of changes in our results of operations over the periods shown without the effect of this non-operating, non-recurring charge. A reconciliation of adjusted net income per share—diluted to net income per share—diluted is as follows:

	Year ended December 31,		Three months ended December 31,
	2004	2005	2004	2005
	(dollars in millions, except per share amounts) (unaudited)
Net income	$3.1	$9.7	$1.4	$3.4
Add: Stock-based compensation charge for acceleration of options	—	0.5	—	0.5

Net income excluding stock-based compensation charge	$3.1	$10.2	$1.4	$3.9

Net income per share—diluted	$0.07	$0.23	$0.03	$0.08
Add: Stock-based compensation charge for acceleration of options	—	0.01	—	0.01

Adjusted net income per share—diluted	$0.07	$0.24	$0.03	$0.09

The Offering

Issuer	Allscripts Healthcare Solutions, Inc.

Common stock offered	7,300,000 shares

Underwriters’ option to purchase additional shares	1,095,000 shares

Approximate number of shares of common stock to be outstanding after this offering	46,998,000 shares

Listing	Nasdaq National Market

Symbol	MDRX

Use of proceeds

We estimate that we will receive approximately $122.2 million of net proceeds from this offering, or approximately $140.7 million if the underwriters exercise their option to purchase additional shares in full. We intend to use all of the net proceeds from this offering to finance the A4 Acquisition as described under “The A4 Acquisition.” If the A4 Acquisition is not consummated, we will use all of the net proceeds from this offering for general corporate purposes, including working capital. We may consider acquisitions of other complementary businesses, technologies or other assets from time to time, and we may, therefore, apply all or a portion of the proceeds from this offering to finance the cost of those other acquisitions. See “Use of Proceeds.”

Risk factors	You should carefully review the information appearing in this prospectus supplement under the caption “Risk Factors” for a discussion of some of the risks affecting our business.

The number of shares of common stock to be outstanding immediately after this offering that appears above is based on the number of shares of common stock outstanding as of February 9, 2006, gives effect to the IDX stock repurchase and excludes:

•	1,095,000 shares of common stock issuable on the exercise of the underwriters’ option to purchase additional shares as described below;

•	8,687,754 shares of common stock reserved and available for issuance pursuant to stock options and other awards outstanding under our 1993 stock incentive plan and our 2001 non-statutory stock option plan (which we refer to herein collectively as our “stock plans”) as of September 30, 2005 at a weighted average exercise price of $7.64 per share;

•	903,942 additional shares of common stock reserved and available for issuance under our stock plans as of September 30, 2005;

•	3,333 shares of common stock reserved for issuance upon exercise of outstanding warrants; and

•	7,329,424 shares of common stock reserved for issuance upon conversion of our outstanding 3.50% convertible senior debentures. The number of shares issuable upon conversion of these debentures is subject to adjustment from time to time pursuant to anti-dilution provisions.

Subsequent to September 30, 2005, we granted options to purchase 7,500 additional shares of common stock and granted restricted stock awards with respect to 364,950 additional shares of our common stock under our stock plans. In addition, the number of shares of common stock to be outstanding immediately after this offering does not include 3,500,000 shares of common stock that we expect to issue upon consummation of the A4 Acquisition as described below under the caption “The A4 Acquisition.”

Forward-Looking Statements

In addition to historical information, this prospectus supplement and the accompanying prospectus and the documents incorporated or deemed to be incorporated by reference herein or therein contain certain statements that constitute “forward-looking statements” within this meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. See “Special Note Regarding Forward-Looking Statements and Market Data” beginning on page S-ii of this prospectus supplement.

Risk Factors

An investment in our common stock involves certain risks that you should carefully evaluate before making an investment in our common stock. See “Risk Factors” beginning on page S-16 of this prospectus supplement.

Summary Unaudited Pro Forma Condensed Combined Financial Information

The following summary unaudited pro forma condensed combined financial information was derived from the unaudited pro forma condensed combined financial statements of Allscripts and A4 incorporated by reference in this prospectus supplement. The pro forma other financial data and operating data was derived from historical operating statistics of each of Allscripts and A4. The unaudited pro forma condensed combined financial statements for the year ended December 31, 2004 are based on the audited financial statements of each of Allscripts and A4 incorporated by reference in this prospectus supplement. The unaudited pro forma condensed combined financial statements for the nine months ended September 30, 2005 are based on the unaudited financial statements of each of Allscripts and A4, incorporated by reference in this prospectus supplement. The unaudited pro forma condensed combined financial information gives effect to this offering, the application of the estimated net proceeds therefrom, the IDX stock repurchase and the A4 Acquisition as if each had occurred on January 1, 2004 in the case of statement of operations data or September 30, 2005 in the case of balance sheet data and other financial and operating data. The summary unaudited pro forma condensed combined financial information gives effect to the sale of 7,300,000 shares of our common stock in this offering and our receipt of approximately $122.2 million of net proceeds, based on the public offering price of $17.75 per share and after deducting underwriting discounts and commissions and estimated expenses of this offering payable by us, as described under “Use of Proceeds.” The summary unaudited pro forma condensed combined financial information gives effect to the repurchase of 1,250,000 shares of our common stock from IDX for an aggregate purchase price of $21.1 million, based on a price per share of $16.86 which is 95% of the public offering price per share in this offering (the net price per share we will receive in this offering) of $17.75. This offering is not conditioned upon the consummation of the A4 Acquisition or the IDX stock repurchase. We cannot assure you that the A4 Acquisition or the IDX stock repurchase will be consummated on the terms described herein or at all.

The summary pro forma condensed combined financial information is provided for informational purposes only and is subject to a number of uncertainties and assumptions. This information does not purport to represent what the combined companies’ actual performance or financial position would have been had the transactions occurred on the dates indicated and does not purport to indicate the financial position or results of operations as of any future date or at any future period. Because the information below is a summary, you should read the following information in conjunction with the other information contained under the captions “The A4 Acquisition,” “Use of Proceeds,” “Capitalization,” “Unaudited Pro Forma Condensed Combined Financial Statements,” and our and A4’s historical financial statements and the accompanying notes thereto, and other financial and statistical data included elsewhere in or incorporated by reference in this prospectus supplement and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” from our Annual Report on Form 10-K as of and for the year ended December 31, 2004 and from our Quarterly Report on Form 10-Q as of and for the three and nine months ended September 30, 2005, each incorporated by reference herein.

	Nine months ended September 30, 2005
	Historical Allscripts	Historical A4	Pro forma adjustments	Pro forma combined
	(in millions, except per share and percentage data)
	(unaudited)
Statement of Operations Data:
Revenues:
Software and related services	$46.9	$55.9	$—	$102.8
Prepackaged medications	32.8	—	—	32.8
Information services	6.6	—	—	6.6

Total revenues	86.3	55.9	—	142.2

Cost of revenue	47.1	23.4	—	70.5
Gross profit	39.2	32.5	—	71.7

Operating expenses:
Selling, general and administrative expenses	31.8	20.6	—	52.4
Amortization of intangible assets	1.3	0.6	10.1	12.0

Income from operations	6.1	11.3	(10.1)	7.3

Income before income taxes	6.3	11.7	(12.8)	5.2
Income taxes	—	3.6	(1.6)	2.0

Net income	$6.3	$8.1	($11.2)	$3.2

Net income per share—basic	$0.16			$0.06

Net income per share—diluted	$0.15			$0.06

Weighted-average shares of common stock outstanding used in computing net income per share—basic	39.9		9.5	49.4

Weighted-average shares of common stock outstanding used in computing net income per share—diluted	43.0		9.5	52.5

Other Financial and Operating Data:
EBITDA(1)	$10.9	$12.5	$—	$23.4
Backlog	78.9	36.1	—	115.0
Bookings for software and information services segments	55.8	35.9	—	91.7
Percentage of revenues by segment:
Software and related services	54.3%	100%	—	72.3%
Prepackaged medications	38.0%	—	—	23.1%
Information services	7.7%	—	—	4.6%
Balance Sheet Data (at end of period):
Cash, cash equivalents and marketable securities	$136.0	$24.1	($124.3)	$35.8
Working capital	97.7	14.4	(55.6)	56.5
Intangible assets, net	9.6	5.0	80.5	95.1
Goodwill	13.8	27.9	128.3	170.0
Total assets	207.9	81.3	106.6	395.8
Long-term debt	82.5	3.3	—	85.8
Total stockholders’ equity	93.9	12.2	152.4	258.5

(1)	We define EBITDA as net income (loss), plus interest expense, income taxes, and depreciation and amortization, less interest income. EBITDA reconciled to net income (loss) is as follows:

	Nine months ended September 30, 2005
	Historical Allscripts	Historical A4	Pro forma adjustments	Pro forma combined
	(dollars in millions)
	(unaudited)
Net income	$6.3	$8.1	($11.2)	$3.2
Add back:
Interest expense	2.6	—	—	2.6
Depreciation and amortization	4.9	1.2	10.1	16.2
Income taxes	—	3.6	(1.6)	2.0
Less:
Interest income	(2.9)	(0.4)	2.7	(0.6)

EBITDA	$10.9	$12.5	$—	$23.4

Management uses EBITDA as a measure to assess operating performance and our ability to fund capital expenditures and service debt. We believe that EBITDA provides information that is useful to investors for evaluating our business and understanding our operating performance in a manner similar to management. EBITDA generally eliminates the effects of financing and income taxes and the accounting effects of acquisitions, other amortizations and depreciation, and capital spending. However, EBITDA is not a measure of financial performance computed in accordance with GAAP and should not be considered in isolation or as a substitute for operating income, net income, cash flows from operations, or other statements of operations or cash flow data prepared in conformity with GAAP, or as measures of profitability or liquidity. In addition, EBITDA is susceptible to varying interpretations and calculations, and the amounts presented in this prospectus supplement may not be comparable to similarly titled measures of other companies. EBITDA may not be indicative of historical operating results, and we do not intend for it to be predictive of future results of operations or cash flows. In addition, actual results may differ from those reflected in EBITDA.

	Year ended December 31, 2004
	Historical Allscripts	Historical A4	Pro forma adjustments	Pro forma combined
	(in millions, except per share and percentage data)
	(unaudited)
Statement of Operations Data:
Revenues:
Software and related services	$44.1	$67.2	($7.9)	$103.4
Prepackaged medications	44.7	—	—	44.7
Information services	11.9	—	—	11.9

Total revenues	100.7	67.2	(7.9)	160.0

Cost of revenue	58.1	26.4	—	84.5
Gross profit	42.6	40.8	(7.9)	75.5
Operating expenses:
Selling, general and administrative expenses	37.7	24.0	—	61.7
Amortization of intangibles	1.8	0.5	13.4	15.7

Income (loss) from operations	3.1	16.3	(21.3)	(1.9)
Income (loss) before income taxes	3.1	16.4	(24.4)	(4.9)
Income taxes	—	(3.9)	3.9	—

Net income (loss)	$3.1	$20.3	($28.3)	($4.9)

Net income (loss) per share—basic	$0.08			($0.10)

Net income (loss) per share—diluted	$0.07			($0.10)

Weighted-average shares of common stock outstanding used in computing net income (loss) per share—basic	39.0		9.5	48.5

Weighted-average shares of common stock outstanding used in computing net income (loss) per share—diluted	41.6		9.5	48.5

Other Financial and Operating Data:
EBITDA(1)	$8.1	$17.3	($7.9)	$17.5
Backlog	67.1	25.9	—	93.0
Bookings for software and information services segments	65.9	45.4	—	111.3
Percentage of revenues by segment:
Software and related services	43.8%	100%	—	64.6%
Prepackaged medications	44.4%	—	—	27.9%
Information services	11.8%	—	—	7.5%

(1)	We define EBITDA as net income (loss), plus interest expense, income taxes and depreciation and amortization, less interest income. EBITDA reconciled to net income (loss) is as follows:

	Year ended December 31, 2004
	Historical Allscripts	Historical A4	Pro forma adjustments	Pro forma combined
	(dollars in millions)
	(unaudited)
Net income (loss)	$3.1	$20.3	($28.3)	($4.9)
Add back:
Interest expense	1.7	0.1	1.7	3.5
Depreciation and amortization	5.0	1.0	13.4	19.4
Income taxes	—	(3.9)	3.9	—
Less:
Interest income	(1.7)	(0.2)	1.4	(0.5)

EBITDA	$8.1	$17.3	($7.9)	$17.5

Management uses EBITDA as a measure to assess operating performance and our ability to fund capital expenditures and service debt. We believe that EBITDA provides information that is useful to investors for evaluating our business and understanding our operating performance in a manner similar to management. EBITDA generally eliminates the effects of financing and income taxes and the accounting effects of acquisitions, other amortizations and depreciation, and capital spending. However, EBITDA is not a measure of financial performance computed in accordance with GAAP and should not be considered in isolation or as a substitute for operating income, net income, cash flows from operations, or other statements of operations or cash flow data prepared in conformity with GAAP, or as measures of profitability or liquidity. In addition, EBITDA is susceptible to varying interpretations and calculations, and the amounts presented in this prospectus supplement may not be comparable to similarly titled measures of other companies. EBITDA may not be indicative of historical operating results, and we do not intend for it to be predictive of future results of operations or cash flows. In addition, actual results may differ from those reflected in EBITDA.

Allscripts Summary Consolidated Financial Information

The following summary consolidated historical financial information for the three years ended December 31, 2004 was derived from our audited historical financial statements incorporated by reference in this prospectus supplement. The following summary consolidated historical financial information for the nine months ended September 30, 2005 and 2004 was derived from our unaudited consolidated financial statements incorporated by reference in this prospectus supplement. Financial data for the nine months ended September 30, 2005 and 2004 is not necessarily indicative of our results of operations or financial condition for any future period or as of any future date. You should read the information set forth below in conjunction with “Selected Historical Financial and Other Data—Allscripts” and “Unaudited Pro Forma Condensed Combined Financial Statements” included elsewhere in this prospectus supplement and with our consolidated financial statements and related notes, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” from our Annual Report on Form 10-K as of and for the year ended December 31, 2004 and from our Quarterly Report on Form 10-Q as of and for the three and nine months ended September 30, 2005, each incorporated by reference herein.

	Year ended December 31,			Nine months ended September 30,
	2002(1)	2003(2)	2004	2004	2005
	(audited)			(unaudited)
	(in millions, except per share and percentage data)
Statement of Operations Data:
Revenues:
Software and related services	$19.9	$28.3	$44.1	$29.8	$46.9
Prepackaged medications	49.3	46.2	44.7	35.4	32.8
Information services	9.6	11.3	11.9	9.3	6.6

Total revenues	78.8	85.8	100.7	74.5	86.3
Cost of revenue	58.9	55.1	58.1	44.2	47.1

Gross profit	19.9	30.7	42.6	30.3	39.2
Operating expenses:
Selling, general and administrative expenses	36.4	36.0	37.7	27.3	31.8
Amortization of intangibles	0.6	1.0	1.8	1.3	1.3
Restructuring and other charges	0.6	—	—	—	—

Income (loss) from operations	(17.7)	(6.3)	3.1	1.7	6.1
Income (loss) before income taxes	(15.2)	(5.0)	3.1	1.7	6.3
Income taxes	—	—	—	—	—

Net income (loss)	($15.2)	($5.0)	$3.1	$1.7	$6.3

Net income (loss) per share—basic	($0.40)	($0.13)	$0.08	$0.04	$0.16

Net income (loss) per share—diluted	($0.40)	($0.13)	$0.07	$0.04	$0.15

Weighted-average shares of common stock outstanding used in computing net income (loss) per share—basic	38.3	38.6	39.0	39.1	39.9

Weighted-average shares of common stock outstanding used in computing net income (loss) per share—diluted	38.3	38.6	41.6	41.8	43.0

Other Financial and Operating Data (unaudited):
Backlog	$35.0	$46.3	$67.1	$51.8	$78.9
Bookings for software and information services segments	33.3	43.1	65.9	36.3	55.8
Percentage of revenues by segment:
Software and related services	25.3%	33.0%	43.8%	40.0%	54.3%
Prepackaged medications	62.6%	53.8%	44.4%	47.5%	38.0%
Information services	12.1%	13.2%	11.8%	12.5%	7.7%

	As of September 30, 2005
	(unaudited)
	(in millions)
	Actual	As adjusted(3)	Pro forma as adjusted(4)
Balance Sheet Data (at end of period):
Cash, cash equivalents and marketable securities	$136.0	$258.2	$35.8
Working capital	97.7	219.9	56.5
Goodwill and intangible assets, net	23.4	23.4	265.1
Total assets	207.9	330.1	395.8
Long-term debt	82.5	82.5	85.8
Total stockholders’ equity	93.9	216.1	258.5

(1)

In July 2001, we announced and began implementation of a restructuring plan to realign our organization, prioritize our initiatives around high-growth areas of our business, focus on profitability, reduce operating expenses, and focus sales and service efforts on larger physician practices, academic medical centers, and integrated delivery networks. During 2001, we recorded charges of $1.1 million related to the termination of certain agreements and non-cancelable leases, $4.3 million related to the termination of unprofitable customer contracts, and $3.3 million related to severance and related benefits for workforce reduction. During 2002, we recorded $0.4 million for severance costs in connection with the departure of the former chief financial officer and an additional charge of $0.2 million for remaining workforce reductions.

(2)	On August 1, 2003, we acquired 100% of the outstanding common stock of Advanced Imaging Concepts, Inc. On August 8, 2003, we acquired certain assets and assumed certain liabilities of RxCentric Inc.
(3)	“As adjusted” column gives effect to the sale of 7,300,000 shares of our common stock in this offering and our receipt of approximately $122.2 million of net proceeds, after deducting underwriting discounts and commissions and estimated expenses of this offering payable by us, as described under “Use of Proceeds.”
(4)	“Pro forma as adjusted” column gives effect to this offering, the IDX stock repurchase and the A4 Acquisition based on the assumptions set forth in “Unaudited Pro Forma Condensed Combined Financial Statements” included herein. We cannot assure you that the A4 Acquisition or the IDX stock repurchase will be consummated on the terms described herein or at all. See “Prospectus Supplement Summary—Recent Developments—IDX Stock Repurchase” and “The A4 Acquisition.”

A4 Summary Consolidated Financial Information

The following summary consolidated historical financial information for the three years ended December 31, 2004 was derived from A4’s audited historical financial statements, incorporated by reference in this prospectus supplement. The following summary historical financial information for the nine months ended September 30, 2005 and 2004 was derived from A4’s unaudited consolidated financial statements, incorporated by reference in this prospectus supplement. Financial data for the nine months ended September 30, 2005 and 2004 is not necessarily indicative of A4’s results of operations or financial condition for any future period or as of any future date. You should read the information set forth below in conjunction with “Selected Historical Financial and Other Data—A4” and “Unaudited Pro Forma Condensed Combined Financial Statements” included elsewhere in this prospectus supplement and A4’s consolidated financial statements and related notes, incorporated by reference herein.

	Year ended December 31,			Nine months ended September 30,
	2002	2003	2004	2004	2005
	(audited)			(unaudited)
	(dollars in millions)
Statement of Operations Data:
Revenues	$32.5	$47.7	$67.2	$52.8	$55.9
Cost of revenues	14.8	21.6	26.4	19.9	23.4

Gross profit	17.7	26.1	40.8	32.9	32.5
Operating expenses	15.3	18.7	24.5	17.2	21.2

Operating income	2.4	7.4	16.3	15.7	11.3
Other income (expense), net	0.1	—	0.1	—	0.4

Income before income taxes	2.5	7.4	16.4	15.7	11.7
Income tax expense (benefit)	—	0.4	(3.9)	(3.7)	3.6

Net income	$2.5	$7.0	$20.3	$19.4	$8.1

				As of September 30, 2005
				(unaudited)
Balance Sheet Data (at end of period):
Cash, cash equivalents and marketable securities	$11.1	$14.9	$20.7	$24.1
Working capital	(3.9)	(9.0)	11.9	14.4
Total assets	36.3	56.1	64.5	81.3
Long-term debt	—	—	—	3.3
Total stockholder’s equity (deficit)	(21.0)	(16.3)	1.6	12.2

RISK FACTORS

Investing in our common stock involves risks. You should carefully consider the risks described below, as well as the other information included in this prospectus supplement, the accompanying prospectus and the documents incorporated and deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus, before you decide to invest in our common stock. The risks described below replace and supersede the risks described in the accompanying prospectus under the heading “Risk Factors” in their entirety. The risks and uncertainties described below are not the only ones we face.

Risks Related to Our Business

If physicians and hospitals do not accept our products and services, or delay in deciding whether to purchase our products and services, our business, financial condition and results of operations will be adversely affected.

Our business model depends on our ability to sell our products and services. Acceptance of our products and services requires physicians and hospitals to adopt different behavior patterns and new methods of conducting business and exchanging information. We cannot assure you that physicians and hospitals will integrate our products and services into their workflow or that participants in the healthcare market will accept our products and services as a replacement for traditional methods of conducting healthcare transactions. Achieving market acceptance for our products and services will require substantial sales and marketing efforts and the expenditure of significant financial and other resources to create awareness and demand by participants in the healthcare industry. If we fail to achieve broad acceptance of our products and services by physicians, hospitals and other healthcare industry participants or if we fail to position our services as a preferred method for information management and pharmaceutical healthcare delivery, our business, financial condition and results of operations will be adversely affected.

If we are unable to successfully integrate businesses we acquire, our ability to expand our product and service offerings and our customer base may be limited.

In order to expand our product and service offerings and grow our business by reaching new customers, we may continue to acquire businesses that we believe are complementary. The successful integration of acquired businesses, including A4 if that acquisition is consummated, is critical to our success. Such acquisitions, including the A4 Acquisition, involve numerous risks, including difficulties in the assimilation of the operations, services, products and personnel of the acquired company, the diversion of management’s attention from other business concerns, entry into markets in which we have little or no direct prior experience, the potential loss of the acquired company’s key employees and our inability to maintain the goodwill of the acquired businesses. If we fail to successfully integrate acquired businesses or fail to implement our business strategies with respect to these acquisitions, we may not be able to achieve projected results or support the amount of consideration paid for such acquired businesses.

The successful implementation of our acquisition strategy depends on our ability to identify suitable acquisition candidates, acquire companies on acceptable terms, integrate their operations and technology successfully with our own and maintain the goodwill of the acquired business. We are unable to predict whether or when any prospective acquisition candidate will become available or the likelihood that any acquisition will be completed. Moreover, in pursuing acquisition opportunities, we may compete for acquisition targets with other companies with similar growth strategies. Some of these competitors may be larger and have greater financial and other resources than we have. Competition for these acquisition targets could also result in increased prices of acquisition targets.

Our business will be harmed if we cannot maintain our strategic alliance agreement and the cross license agreement with IDX or if we are unable to enter into and maintain relationships with IDX customers.

In 2001, we entered into a 10-year strategic alliance agreement with IDX Systems Corporation (IDX) pursuant to which we and IDX agreed to coordinate product development and align our respective marketing processes. Under this agreement, IDX had granted us the exclusive right to market, sell, license and distribute ambulatory point-of-care and clinical EHR solutions to IDX customers. On January 4, 2006, IDX was acquired by GE and on January 18, 2006, we, IDX and GE amended and restated our strategic alliance agreement. Under this amended agreement, the exclusivity provisions of the original agreement were modified such that, in addition to our solutions, GE may market its Centricity electronic health record ambulatory solution to IDX customers. After July 18, 2007, these exclusivity provisions will terminate and IDX may, but will not be required to, market our solutions to its customers. Further, under the original agreement, we were restricted from providing practice management systems. The amended agreement eliminates these restrictions, except that if we acquire a practice management system, we may not market or provide such system to the existing IDX customer base until July 18, 2007. As a result, if the A4 Acquisition is consummated, we will not be permitted to market or provide the A4 practice management systems to the existing IDX customer base during that period. We have historically generated a significant portion of our revenues from IDX customers. In that regard, approximately 78% and 71%, of our revenues for the year ended December 31, 2004 and the nine months ended September 30, 2005, respectively, were from sales to members of IDX’s customer base pursuant to the IDX strategic alliance. If we are unable to compete effectively against the Centricity product or are otherwise unable to maintain sales to IDX customers at the levels we have historically experienced, our revenues may decrease and our results of operations may be harmed. Additionally, if certain competitors of IDX or GE acquire us prior to July 18, 2007, the above-described restrictions on IDX’s ability to market products competitive to our products will terminate.

Under the amended agreement, we and IDX will continue to cooperate with respect to installation and implementation of one another’s products for common IDX and Allscripts customers and in the provision of customer support services to ensure that such products remain interoperable. If the amended agreement is terminated for any reason, or if IDX and GE were to fail to fulfill their obligations under the amended agreement, we would lose the benefits of the amended agreement, which could harm our business, financial condition and results of operations.

We also have a cross license and software maintenance agreement with IDX pursuant to which we granted IDX a non-exclusive, non-cancelable and non-terminable license to use, market and sublicense certain of our software combined with IDX products, and IDX granted us a non-exclusive, non-cancelable and non-terminable license to use, market and sublicense certain IDX software for use with our products. If the amended agreement is terminated, we will not have access to certain IDX software, harming our ability to integrate our services with IDX systems and provide real-time data synchronization. This may make our systems less desirable to IDX customers and could harm our business, financial condition and results of operations.

It is difficult to predict the sales cycle for our healthcare software solutions and physician education services.

The duration of the sales cycle for our healthcare software solutions and physician education services depends on a number of factors, including the nature and size of the potential customer and the extent of the commitment being made by the potential customer, and is difficult to predict. Our sales and marketing efforts with respect to hospitals and large healthcare organizations generally involve a lengthy sales cycle due to these organizations’ complex decision-making processes. Additionally, in light of increased government involvement in healthcare, and related changes in the operating environment for healthcare organizations, our current and potential customers may react by curtailing or deferring investments, including those for our services. If potential customers take longer than we expect to decide whether to purchase our solutions, our selling expenses could increase and our revenues could decrease, which could harm our business, financial condition and results of operations.

Competition for our employees is intense, and we may not be able to attract and retain the highly skilled employees we need to support our business.

Our ability to provide high-quality services to our clients depends in large part upon our employees’ experience and expertise. We must attract and retain highly qualified personnel with a deep understanding of the healthcare and healthcare information technology industries. We compete with a number of companies for experienced personnel and many of these companies, including clients and competitors, have greater resources than we have and may be able to offer more attractive terms of employment. In addition, we invest significant time and expense in training our employees, which increases their value to clients and competitors who may seek to recruit them and increases the costs of replacing them. If we fail to retain our employees, the quality of our services could diminish and this could have a material adverse effect on our business, financial condition and results of operations.

If we lose the services of our key personnel, we may be unable to replace them, and our business, financial condition and results of operations could be adversely affected.

Our success largely depends on the continued skills, experience, efforts and policies of our management and other key personnel and our ability to continue to attract, motivate and retain highly qualified employees. In particular, the services of Glen E. Tullman, our Chairman and Chief Executive Officer, are integral to the execution of our business strategy. If one or more of our key employees leaves our employment, we will have to find a replacement with the combination of skills and attributes necessary to execute our strategy. Because competition for skilled employees is intense, and the process of finding qualified individuals can be lengthy and expensive, we believe that the loss of the services of key personnel could adversely affect our business, financial condition and results of operations. We cannot assure you that we will continue to retain such personnel. We do not maintain keyman insurance for any of our key employees.

If we are unable to successfully introduce new products or services or fail to keep pace with advances in technology, our business, financial condition and results of operations will be adversely affected.

The successful implementation of our business model depends on our ability to adapt to evolving technologies and industry standards and introduce new products and services. We cannot assure you that we will be able to introduce new products on schedule, or at all, or that such products will achieve market acceptance. Moreover, competitors may develop competitive products that could adversely affect our results of operations. A failure by us to introduce planned products or other new products or to introduce these products on schedule could have an adverse effect on our business, financial condition and results of operations.

If we cannot adapt to changing technologies, our products and services may become obsolete, and our business could suffer. Because the Internet and healthcare information markets are characterized by rapid technological change, we may be unable to anticipate changes in our current and potential customers’ requirements that could make our existing technology obsolete. Our success will depend, in part, on our ability to continue to enhance our existing products and services, develop new technology that addresses the increasingly sophisticated and varied needs of our prospective customers, license leading technologies and respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis. The development of our proprietary technology entails significant technical and business risks. We may not be successful in using new technologies effectively or adapting our proprietary technology to evolving customer requirements or emerging industry standards, and, as a result, our business could suffer.

Because our business model has changed in recent years, our operating history is not indicative of our future performance, and our business is difficult to evaluate.

Because our business model has changed and evolved in recent years, we do not have an extensive operating history upon which you can evaluate our business, financial condition or results of operations. In implementing our business model, we significantly changed our business operations, sales and implementation practices, customer service and support operations and management focus. We also face new risks and challenges, including a lack of meaningful historical financial data upon which to plan future budgets and the need to develop strategic relationships and pursue other strategic opportunities. In addition, as a result of the A4 Acquisition, we face other risks related to our business model described below, including the risks described under “—Risks Related to the Acquisition.”

Our business depends in part on and will continue to depend in part on our ability to establish and maintain additional strategic relationships.

To be successful, we must continue to maintain our existing strategic relationships and establish additional strategic relationships with leaders in a number of healthcare and healthcare information technology industry segments. This is critical to our success because we believe that these relationships contribute towards our ability to:

•	extend the reach of our products and services to a larger number of physicians and hospitals and to other participants in the healthcare industry;

•	develop and deploy new products and services;

•	further enhance the Allscripts brand; and

•	generate additional revenue and cash flows.

Entering into strategic relationships is complicated because strategic partners may decide to compete with us in some or all of our markets. In addition, we may not be able to maintain or establish relationships with key participants in the healthcare industry if we conduct business with their competitors. We depend, in part, on our strategic partners’ ability to generate increased acceptance and use of our products and services. If we lose any of these strategic relationships or fail to establish additional relationships, or if our strategic relationships fail to benefit us as expected, we may not be able to execute our business plan, and our business, financial condition and results of operations may suffer.

Future acquisitions may result in potentially dilutive issuances of equity securities, the incurrence of indebtedness and increased amortization expense.

Future acquisitions may result in potentially dilutive issuances of equity securities, for example, in connection with the A4 Acquisition, we expect to issue 3,500,000 shares of our common stock to the A4 shareholders. In addition, future acquisitions may result in the incurrence of debt, the assumption of known and unknown liabilities, the write off of software development costs and the amortization of expenses related to intangible assets, all of which could have an adverse effect on our business, financial condition and results of operations. We have taken, and, if an impairment occurs, could take, charges against earnings in connection with acquisitions. In connection with the A4 Acquisition, we expect to incur a restructuring charge of approximately $2-$3 million; however, the actual charge may be greater than this amount.

If our products fail to perform properly due to undetected errors or similar problems, our business could suffer.

Complex software such as ours often contains undetected defects or errors. It is possible that such errors may be found after introduction of new software or enhancements to existing software. We continually introduce new solutions and enhancements to our solutions, and, despite testing by us, it is possible that errors might occur in our software. If we detect any errors before we introduce a solution, we might have to delay deployment for an extended period of time while we address the problem. If we do not discover software errors that affect our new or current solutions or enhancements until after they are deployed, we would need to provide enhancements to correct such errors. Errors in our software could result in:

•	harm to our reputation;

•	lost sales;

•	delays in commercial release;

•	product liability claims;

•	delays in or loss of market acceptance of our solutions;

•	license terminations or renegotiations; and

•	unexpected expenses and diversion of resources to remedy errors.

Furthermore, our customers might use our software together with products from other companies. As a result, when problems occur, it might be difficult to identify the source of the problem. Even when our software does not cause these problems, the existence of these errors might cause us to incur significant costs, divert the attention of our technical personnel from our solution development efforts, impact our reputation and cause significant customer relations problems.

Our future success depends upon our ability to grow, and if we are unable to manage our growth effectively, we may incur unexpected expenses and be unable to meet our customers’ requirements.

We will need to expand our operations if we successfully achieve market acceptance for our products and services. We cannot be certain that our systems, procedures, controls and existing space will be adequate to support expansion of our operations. Our future operating results will depend on the ability of our officers and key employees to manage changing business conditions and to implement and improve our technical, administrative, financial control and reporting systems. We may not be able to expand and upgrade our systems and infrastructure to accommodate these increases. Difficulties in managing any future growth could have a significant negative impact on our business, financial condition and results of operations because we may incur unexpected expenses and be unable to meet our customers’ requirements.

We have experienced losses in the past and we may not remain profitable in the future.

We generated net income of approximately $6.3 million in the nine months ended September 30, 2005 and approximately $3.1 million in the year ended December 31, 2004 and net losses of approximately $5.0 million and approximately $15.2 million in the years ended December 31, 2003 and 2002, respectively. Giving effect to the A4 Acquisition as if it has occurred on January 1, 2004, we would have generated net income of approximately $3.2 million for the nine months ended September 30, 2005 and a net loss of approximately $4.9 million for the year ended December 31, 2004. We cannot be certain that we will generate sufficient revenues to maintain profitability in any future periods. If our revenues grow more slowly than we anticipate, or if our operating expenses increase more than we expect or cannot be reduced in the event of lower revenues, our business, financial condition and results of operations will be adversely affected.

Our failure to compete successfully could cause our revenue or market share to decline.

The market for our products and services is fragmented, intensely competitive and is characterized by rapidly evolving industry standards, technology and user needs and the frequent introduction of new products and services. Some of our competitors may be more established, benefit from greater name recognition and have substantially greater financial, technical and marketing resources than us. Moreover, we expect that competition will continue to increase as a result of consolidation in both the information technology and healthcare industries. If one or more of our competitors or potential competitors were to merge or partner with one of our competitors, the change in the competitive landscape could adversely affect our ability to compete effectively. We compete on the basis of several factors, including:

•	breadth and depth of services;

•	reputation;

•	reliability, accuracy and security;

•	client service;

•	price; and

•	industry expertise and experience.

Our Clinical Solutions Group’s principal competitors include Cerner Corporation, eClinicalWorks Inc., Emdeon Corporation, formerly known as WebMD corporation, Epic Systems Corporation, General Electric Company (GE), iMedica Corporation, McKesson Corporation, MedHost, Inc., Misys Healthcare Systems, Picis Inc., Quality Systems, Inc. and Wellsoft Corporation. We believe that A4 also competes with these entities. We also face competition from providers of practice management solutions, ambulatory and acute EHR solutions, and enterprise-wide application solutions.

Our Physicians Interactive Group’s principal competitors include Aptilon Inc., Dendrite International, Inc., Emdeon Corporation, Lathian Systems, Inc., Medsite, Inc., Quintiles Transnational Corp. and Ventiv Health, Inc. We also face competition from clinical information and education providers, such as disease state management companies, full service e-marketing companies, companies who provide electronic detailing software, and the in-house efforts of our clients, including health plans, pharmacy benefit managers, and pharmaceutical companies.

Our Medication Solutions Group’s principal competitors include Cardinal Health, Inc., DRx (a wholly owned subsidiary of Purkinje, Inc.), McKesson Corporation, PD-Rx Pharmaceuticals, Inc., Pharmapac, Physicians Total Care, Inc., Southwood Pharmaceuticals, Inc. and various other regional distributors. We also face competition from providers of other medication repackaging service and bulk pharmaceutical distributors.

There can be no assurance that we will be able to compete successfully against current and future competitors or that the competitive pressures that we face will not materially adversely affect our business, financial condition and results of operations.

Our business depends on our intellectual property rights, and if we are unable to protect them, our competitive position may suffer.

Our business plan is predicated on our proprietary systems and technology and physician education products. Accordingly, protecting our intellectual property rights is critical to our continued success and our ability to maintain our competitive position. We protect our proprietary rights through a combination of trademark, trade secret and copyright law, confidentiality agreements and technical measures. We generally do not have any patents on our technology. We generally enter into non-disclosure agreements with our employees and consultants and limit access to our trade secrets and technology. We cannot assure you that the steps we have taken will prevent misappropriation of our technology. Misappropriation of our intellectual property would have an adverse effect on our competitive position. In addition, we may have to engage in litigation in the future to enforce or protect our intellectual property rights or to defend against claims of invalidity, and we may incur substantial costs and the diversion of management’s time and attention as a result.

If we are deemed to infringe on the proprietary rights of third parties, we could incur unanticipated expense and be prevented from providing our products and services.

We could be subject to intellectual property infringement claims as the number of our competitors grows and our applications’ functionality overlaps with competitive products. While we do not believe that we have infringed or are infringing on any proprietary rights of third parties, we cannot assure you that infringement claims will not be asserted against us or that those claims will be unsuccessful. We could incur substantial costs and diversion of management resources defending any infringement claims. Furthermore, a party making a claim against us could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief that could effectively block our ability to provide products or services. In addition, we cannot assure you that licenses for any intellectual property of third parties that might be required for our products or services will be available on commercially reasonable terms, or at all.

Factors beyond our control could cause interruptions in our operations, which would adversely affect our reputation in the marketplace and our business, financial condition and results of operations.

To succeed, we must be able to operate our systems without interruption. Certain of our communications and information services are provided through our third-party service providers. Our operations are vulnerable to interruption by damage from a variety of sources, many of which are not within our control, including without limitation: (1) power loss and telecommunications failures; (2) software and hardware errors, failures or crashes; (3) computer viruses and similar disruptive problems; and (4) fire, flood and other natural disasters.

Any significant interruptions in our services would damage our reputation in the marketplace and have a negative impact on our business, financial condition and results of operations.

We may be liable for use of data we provide.

We provide data for use by healthcare providers in treating patients. Third-party contractors provide us with most of this data. If this data is incorrect or incomplete, adverse consequences, including death, may occur and give rise to product liability and other claims against us. In addition, certain of our solutions provide applications that relate to patient clinical information, and a court or government agency may take the position that our delivery of health information directly, including through licensed practitioners, or delivery of information by a third party site that a consumer accesses through our websites, exposes us to personal injury liability, or other liability for wrongful delivery or handling of healthcare services or erroneous health information. While we maintain product liability insurance coverage in an amount that we believe is sufficient for our business, we cannot assure you that this coverage will prove to be adequate or will continue to be available on acceptable terms, if at all. A claim brought against us that is uninsured or under-insured could harm our business, financial condition and results of operations. Even unsuccessful claims could result in substantial costs and diversion of management resources.

If our security is breached, we could be subject to liability, and customers could be deterred from using our services.

The difficulty of securely transmitting confidential information over the Internet has been a significant barrier to engaging in sensitive communications over the Internet. Our business relies on using the Internet to transmit confidential information. We believe that any well-publicized compromise of Internet security may deter people from using the Internet for these purposes and from using our system to conduct transactions that involve transmitting confidential healthcare information.

It is also possible that third parties could penetrate our network security or otherwise misappropriate patient information and other data. If this happens, our operations could be interrupted, and we could be subject to liability and regulatory action. We may need to devote significant financial and other resources to protect against security breaches or to alleviate problems caused by breaches. We could face financial loss, litigation and other liabilities to the extent that our activities or the activities of third-party contractors involve the storage and transmission of confidential information like patient records or credit information.

If we are unable to obtain additional financing for our future needs, our ability to respond to competitive pressures may be impaired and our business, financial condition and results of operations could be adversely affected.

We cannot be certain that additional financing will be available to us on favorable terms, or at all. If adequate financing is not available or is not available on acceptable terms, our ability to fund our expansion, take advantage of potential acquisition opportunities, develop or enhance services or products, or respond to competitive pressures would be significantly limited.

If our content and service providers fail to perform adequately, our reputation in the marketplace and our business, financial condition and results of operations could be adversely affected.

We depend on independent content and service providers for many of the benefits we provide through our clinical software and our physician education applications and services, including the maintenance of managed care pharmacy guidelines, drug interaction reviews and the routing of transaction data to third-party payers. If our services are interrupted as a result of any problems with our providers, our reputation in the marketplace could be damaged, which would have an adverse effect on our business, financial condition and results of operations. We may have no means of replacing content or services on a timely basis or at all if they are inadequate or in the event of a service interruption or failure.

We also rely on independent content providers for the majority of the clinical, educational and other healthcare information that we provide. In addition, we depend on our content providers to deliver high quality content from reliable sources and to continually upgrade their content in response to demand and evolving healthcare industry trends. If these parties fail to develop and maintain high quality, attractive content, the value of our brand and our business, financial condition and results of operations could be impaired.

If we are forced to reduce our prices for prepackaged medications, our business, financial condition and results of operations could suffer.

We expect to continue to derive a significant portion of our revenue from sales of prepackaged medications to physicians. We may be subject to pricing pressures with respect to our future sales of prepackaged medications arising from various sources, including practices of managed care organizations, Internet pharmacies, including those operating in Canada and other countries outside the United States, and government action affecting pharmaceutical reimbursement under Medicare. Our customers and the other entities with which we have a business relationship are affected by changes in regulations and limitations in governmental spending for Medicare and Medicaid programs. Recent actions by Congress could limit government spending for the Medicare and Medicaid programs, limit payments to hospitals and other providers and increase emphasis on competition and other programs that potentially could have an adverse effect on our customers and the other entities with which we have a business relationship. If our pricing of prepackaged medications experiences significant downward pressure, our business will be less profitable and our results of operations would be adversely affected. In addition, because cash from sales of prepackaged medications funds some of our working capital requirements, reduced profitability with respect to prepackaged medications could require us to raise additional capital sooner than we would otherwise need.

If we are unable to maintain existing relationships and create new relationships with managed care payers, our business, financial condition and results of operations will be adversely affected.

We rely on managed care organizations to reimburse our physician customers for prescription medications dispensed in their offices. While many of the leading managed care payers and pharmacy benefit managers currently reimburse our physicians for in-office dispensing, none of these payers is under a long-term obligation to do so. If we are unable to increase the number of managed care payers that reimburse for in-office dispensing, or if some or all of the payers who currently reimburse physicians decline to do so in the future, utilization of our products and services would decrease and, therefore, our business, financial condition and results of operations will be adversely affected.

If we incur costs exceeding our insurance coverage in lawsuits pending against us or that are brought against us in the future, it could adversely affect our business, financial condition and results of operations.

We are a defendant in numerous multi-defendant lawsuits involving the manufacture and sale of dexfenfluramine, fenfluramine and phentermine. In the event we are found liable in any lawsuits filed against us, and if our insurance coverage were inadequate to satisfy these liabilities, it could have an adverse effect on our business, financial condition and results of operations. See “Business—Legal Proceedings.”

If our principal supplier fails or is unable to perform its contract with us, we may be unable to meet our commitments to our customers.

We currently purchase a majority of the medications that we repackage from AmerisourceBergen, pursuant to an agreement which expires on February 1, 2007, with an option to renew for an additional two years upon mutual agreement. If we do not meet certain minimum purchasing requirements, AmerisourceBergen may increase the prices that we pay under this agreement, in which case we would have the option to terminate the agreement. Although we believe that there are a number of other sources of supply of medications, if AmerisourceBergen fails or is unable to perform under our agreement, particularly at certain critical times during the year, we may be unable to meet our commitments to our customers, and our relationships with our customers could suffer.

Our failure to license and integrate third-party technologies could harm our business.

We depend upon licenses for some of the technology used in our solutions from third-party vendors, including Microsoft, and intend to continue licensing technologies from third parties. These technologies might not continue to be available to us on commercially reasonable terms or at all. Most of these licenses can be renewed only by mutual consent and may be terminated if we breach the terms of the license and fail to cure the breach within a specified period of time. Our inability to obtain any of these licenses could delay development until equivalent technology can be identified, licensed and integrated, which would harm our business, financial condition and results of operations.

Most of our third-party licenses are non-exclusive and our competitors may obtain the right to use any of the technology covered by these licenses and use the technology to compete directly with us. Our use of third-party technologies exposes us to increased risks, including, but not limited to, risks associated with the integration of new technology into our solutions, the diversion of our resources from development of our own proprietary technology and our inability to generate revenue from licensed technology sufficient to offset associated acquisition and maintenance costs. In addition, if our vendors choose to discontinue support of the licensed technology in the future or are unsuccessful in their continued research and development efforts, we might not be able to modify or adapt our own solutions.

If we do not maintain and expand our business with our existing customers, our business, financial condition and results of operations could be adversely affected.

Maintenance renewals by A4’s existing customers have been a significant component of A4’s total revenue. Most of our and A4’s maintenance agreements are for a term of one year and automatically renew unless cancelled by the customer. Although historically nearly all of our and A4’s customers continue maintenance, we can not guarantee that our or A4’s customers will not elect to cancel maintenance in the future. In addition, electronic data interchange, or EDI, has been a significant component of A4’s total revenue. EDI transactions are primarily billed on a per transaction basis, and A4 customers could decrease the number of EDI transactions they make for reasons that we cannot control if the A4 Acquisition is consummated. If our customers cancel maintenance renewals or if A4 customers decrease the amount of EDI transactions through A4’s products and services if the A4 Acquisition is consummated, our business, financial condition and results of operations could be harmed.

Our business model also depends on the success of our efforts to sell additional products and services to our existing customers. For example, certain of our Clinical Solutions Group customers initially purchase one or a limited number of our modules. These customers might choose not to expand their use of or purchase additional modules. In addition, as we deploy new applications and features for our existing solutions or introduce new solutions and services, our current customers could choose not to purchase these new offerings. If we fail to generate additional business from our current customers, our revenue could grow at a slower rate or even decrease.

Risks Related to Our Industry

We are subject to a number of existing laws, regulations and industry initiatives, non-compliance with certain of which could shut down our operations or otherwise adversely affect our business, financial condition and results of operations, and we are susceptible to a changing regulatory environment.

As a participant in the healthcare industry, our operations and relationships, and those of our customers, are regulated by a number of federal, state and local governmental entities. The impact of this on us is direct, to the extent we are ourselves subject to these laws and regulations, and is also indirect in that, in a number of situations, even though we may not be directly regulated by specific healthcare laws and regulations, our products must be capable of being used by our customers in a manner that complies with those laws and regulations. Inability of our customers to do so could affect the marketability of our products or our compliance with our customer contracts, or even expose us to direct liability on a theory that we had assisted our customers in a violation of healthcare laws or regulations. Because our business relationships with physicians are unique, and the healthcare technology industry as a whole is relatively young, the application of many state and federal regulations to our business operations and to our customers is uncertain. It is possible that a review of our business practices or those of our customers by courts or regulatory authorities could result in a determination that could adversely affect us. In addition, the healthcare regulatory environment may change in a way that restricts our existing operations or our growth. The healthcare industry is expected to continue to undergo significant changes for the foreseeable future, which could have an adverse effect on our business, financial condition and results of operations. We cannot predict the effect of possible future legislation and regulation.

Specific risks include, but are not limited to, risks relating to:

•

Patient Information. As part of the operation of our business, our customers provide to us patient-identifiable medical information related to the prescription drugs that they prescribe and other aspects of patient treatment. Government and industry legislation and rulemaking, especially the Health Insurance Portability and Accountability Act of 1996 (HIPAA), and standards and requirements published by industry groups such as the Joint Commission on Accreditation of Healthcare Organizations, require the use of standard transactions, standard identifiers, security and other standards and requirements for the transmission of certain electronic health information. New national standards and procedures under HIPAA include the “Standards for Electronic Transactions and Code Sets” (the Transaction Standards); the “Security Standards” (the Security Standards); and the “Standards for Privacy of Individually Identifiable Health Information” (the Privacy Standards). The Transaction Standards require the use of specified data coding, formatting and content in all specified “Health Care Transactions” conducted electronically. The Security Standards require the adoption of specified types of security for healthcare information. The Privacy Standards grant a number of rights to individuals as to their identifiable confidential medical information (called Protected Health Information) and restrict the use and disclosure of Protected Health Information by Covered Entities, defined as “health care providers, health care payers, and health care clearinghouses.” Generally, the HIPAA standards directly affect Covered Entities. We have reviewed our activities and believe that we are a Covered Entity to the extent that we maintain a “group health plan” for the benefit of our employees. Such a plan, even if not a separate legal entity from us as its sponsor, is included in the HIPAA definition of Covered Entities. We have taken steps we believe to be appropriate and required to bring our group health plan into compliance with HIPAA. We do not believe that we are a Covered Entity as a health care provider or as a health care clearinghouse; however, the definition of a health care clearinghouse is broad and we cannot offer any assurance that we could not be considered a health care clearinghouse under HIPAA or that, if we are determined to be a healthcare clearinghouse, the consequences would not be adverse to our business, financial condition and results of operations. In addition, the Privacy Standards affect third parties that create or access Protected Health Information in order to perform a function or activity on behalf of a Covered Entity. Such third parties are called “Business Associates.” Covered Entities must have a written “Business Associate Agreement” with such third parties, containing specified written satisfactory assurances that the third party will safeguard Protected Health Information that it creates or accesses and will fulfill other material obligations to support the Covered Entity’s own HIPAA compliance. Most of our customers are Covered Entities, and we function in many of our relationships as a Business Associate of those customers. We would face liability under our Business Associate Agreements if we do not comply with our Business Associate obligations. In addition, the federal agencies with enforcement authority have taken the position that a Covered Entity can be subject to HIPAA penalties and sanctions for a breach of a Business Associate Agreement. The penalties for a violation of HIPAA by a Covered Entity are significant and could have an adverse impact upon our business, financial condition and results of operations, if such penalties ever were imposed. Additionally, Covered Entities will be required to adopt a unique standard National Provider Identifier (NPI) for use in filing and processing health care claims and other transactions. Subject to the discussion set forth above, we believe that the principal effects of HIPAA are, first, to require that our systems be capable of being operated by our customers in a manner that is compliant with the various HIPAA standards and, second, to require us to enter into and comply with Business Associate Agreements with our Covered Entity customers. For most Covered Entities, the deadlines for compliance with the Privacy Standards and the Transaction Standards occurred in 2003. Covered Entities were required to be in compliance with the Security Standards by April 20, 2005 and to use NPIs in standard transactions no later than the compliance dates, which are May 23, 2007 for all but small health plans and one year later for small health plans. We have policies and procedures that we believe assure compliance with all federal and state confidentiality requirements for the handling of Protected Health Information that we receive and with our obligations under Business Associate Agreements. In particular, we believe that our systems and products are capable of being used by our customers in compliance with the Transaction Standards and Security Standards and are, or will be, capable of being used by our customers in compliance with the NPI requirements. If, however, we do not follow those procedures and policies, or they are not sufficient to prevent the unauthorized disclosure of Protected Health Information, we could be subject to liability, fines and lawsuits, termination of our customer contracts or our operations could be shut down. Moreover, because all HIPAA Standards are subject to change or interpretation and because certain other HIPAA Standards, not discussed above, are not yet published, we cannot predict the full future impact of HIPAA on our business and operations. In the event that the HIPAA standards and compliance requirements change or are interpreted in a way that requires any material change to the way in which we do business, our business, financial condition and results of operations could be adversely affected. Additionally, certain state laws are not preempted by HIPAA and may impose independent obligations upon our customers or us. Additional legislation governing the acquisition, storage and transmission or other dissemination of health record information and other personal information, including social security numbers, has been proposed at both the state and federal level. Such legislation may require holders of such information to implement additional security, reporting or other measures that may require substantial expenditures and may impose liability for a failure to comply with such requirements. In many cases, such proposed state legislation includes provisions that are not preempted by HIPAA. There can be no assurance that changes to state or federal laws will not materially restrict the ability of providers to submit information from patient records using our products and services.

•

Electronic Prescribing. The use of our software by physicians to perform a variety of functions, including electronic prescribing, electronic routing of prescriptions to pharmacies and dispensing, is governed by state and federal law. States have differing prescription format requirements, which we have programmed into our software. Many existing laws and regulations, when enacted, did not anticipate methods of e-commerce now being developed. While federal law and the laws of many states permit the electronic transmission of prescription orders, the laws of several states neither specifically permit nor specifically prohibit the practice. Given the rapid growth of electronic transactions in healthcare, and particularly the growth of the Internet, we expect the remaining states to directly address these areas with regulation in the near future. In addition, on November 4, 2005, the Department of Health and Human Services published its final “E-Prescribing and the Prescription Drug Program” regulations (E-Prescribing Regulations). These regulations are required by the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (MMA) and became effective beginning on January 1, 2006. The E-Prescribing Regulations consist of detailed standards and requirements, in addition to the HIPAA electronic transaction standards discussed above, for prescription and other information transmitted electronically in connection with a drug benefit covered by the MMA’s Prescription Drug Benefit. These standards cover not only transactions between prescribers and dispensers for prescriptions but also electronic eligibility and benefits inquiries and drug formulary and benefit coverage information. The standards apply to prescription drug plans participating in the MMA’s Prescription Drug Benefit. Aspects of our clinical products are affected by such regulation because of the need of our customers to comply, as discussed above. Compliance with these regulations could be burdensome, time-consuming and expensive. We also could become subject to future legislation and regulations concerning the development and marketing of healthcare software systems. For example, regulatory authorities such as the U.S. Department of Health and Human Services’ Center for Medicare and Medicaid Services may impose functionality standards with regard to electronic prescribing and EHR technologies. These could increase the cost and time necessary to market new services and could affect us in other respects not presently foreseeable.

•	Claims Transmission. Our system electronically transmits claims for prescription medications dispensed by physicians to patients’ payers for immediate approval and reimbursement. Federal law provides that it is both a civil and a criminal violation for any person to submit, or cause to be submitted, a claim to any payer, including, without limitation, Medicare, Medicaid and all private health plans and managed care plans, seeking payment for any services or products that overbills or bills for items that have not been provided to the patient. We have in place policies and procedures that we believe assure that all claims that are transmitted by our system are accurate and complete, provided that the information given to us by our customers is also accurate and complete. If, however, we do not follow those procedures and policies, or they are not sufficient to prevent inaccurate claims from being submitted, we could be subject to liability. As discussed above, the HIPAA Transaction Standards and the HIPAA Security Standards also affect our claims transmission services, since those services must be structured and provided in a way that supports our customers’ HIPAA compliance obligations.

•	Medical Devices. The U.S. Food and Drug Administration (FDA) has promulgated a draft policy for the regulation of computer software products as medical devices under the 1976 Medical Device Amendments to the Federal Food, Drug and Cosmetic Act. To the extent that computer software is a medical device under the policy, we, as a manufacturer of such products, could be required, depending on the product, to register and list our products with the FDA; notify the FDA and demonstrate substantial equivalence to other products on the market before marketing such products; or obtain FDA approval by demonstrating safety and effectiveness before marketing a product. Depending on the intended use of a device, the FDA could require us to obtain extensive data from clinical studies to demonstrate safety or effectiveness or substantial equivalence. If the FDA requires this data, we would be required to obtain approval of an investigational device exemption before undertaking clinical trials. Clinical trials can take extended periods of time to complete. We cannot provide assurances that the FDA will approve or clear a device after the completion of such trials. In addition, these products would be subject to the Federal Food, Drug and Cosmetic Act’s general controls, including those relating to good manufacturing practices and adverse experience reporting. Although it is not possible to anticipate the final form of the FDA’s policy with regard to computer software, we expect that the FDA is likely to become increasingly active in regulating computer software intended for use in healthcare settings regardless of whether the draft is finalized or changed. The FDA can impose extensive requirements governing pre- and post-market conditions like service investigation, approval, labeling and manufacturing. In addition, the FDA can impose extensive requirements governing development controls and quality assurance processes.

•	e-Detailing. Our pharmaceutical and medical device clients use Physicians Interactive e-Detailing programs to provide physicians with valuable and up-to-date information about various medications and medical products, as well as to collect feedback from physician opinion leaders and other experts. Pharmaceutical marketing activities are subject to various regulatory and compliance initiatives, including an industry-sponsored ethics initiative developed by the Pharmaceutical Research and Manufacturers of America (PhRMA Code) and the final Compliance Program Guidance for Pharmaceutical Manufacturers issued on April 28, 2003 by the HHS Office of Inspector General (OIG). Such initiatives, some of which are required and some of which are voluntary, articulate concerns, recommendations and standards concerning a variety of pharmaceutical product marketing activities and issues, including e-Detailing, kickbacks, discounts, switching arrangements, research/consulting/advisory payments, relationships with other healthcare providers, including physicians, and gifts/entertainment/other remuneration. Additionally, as a sender of electronic mail in connection with some of our educational programs, we are subject to the CAN-SPAM Act of 2003 and other state and federal laws regulating senders of electronic mail for commercial purposes. We believe that our programs and activities comply with applicable laws and regulations and are consistent with PhRMA Code and OIG initiatives. However, if our physician educational programs were found to be conducted in a manner inconsistent with such laws, regulations or initiatives, or if we are required to materially change the way in which we do business in order to conform with such laws, regulations and initiatives, our business, financial condition and results of operations would be adversely affected.

•	Licensure and Physician Dispensing. As a repackager and distributor of drugs, we are subject to regulation by and licensure with the FDA, the Drug Enforcement Agency (DEA) and various state agencies that regulate wholesalers or distributors. Among the regulations applicable to our repackaging operation are the FDA’s “good manufacturing practices.” We are subject to periodic inspections of our facilities by regulatory authorities to confirm that we have policies and procedures in place in order to comply with applicable legal requirements. Because the FDA’s good manufacturing practices were designed to govern the manufacture, rather than the repackaging, of drugs, we face legal uncertainty concerning the application of some aspects of these regulations and of the standards that the FDA will enforce. If we do not maintain all necessary licenses, or the FDA decides to substantially modify the manner in which it has historically enforced its good manufacturing practice regulations against drug repackagers or the FDA or DEA finds any violations during one of their periodic inspections, we could be subject to liability, and our operations could be shut down.

•	While physician dispensing of medications for profit is allowed in most states, it is limited in a few states. It is possible that certain states may enact further legislation or regulations prohibiting, restricting or further regulating physician dispensing. Similarly, while in a July 2002 Opinion the American Medical Association’s Council on Ethical and Judicial Affairs (CEJA) provides, in relevant part, that “Physicians may dispense drugs within their office practices provided such dispensing primarily benefits the patient,” the American Medical Association has historically taken inconsistent positions on physician dispensing. Past reports of the CEJA have opposed the in-office sale of health-related products by physicians, and it is possible that the CEJA may in the future oppose the in-office sale of health-related products by physicians. Any such state legislative prohibitions or CEJA opposition of physician dispensing could adversely affect our business, financial condition and results of operations.

•

Congress enacted significant prohibitions against physician self-referrals in the Omnibus Budget Reconciliation Act of 1993. This law, commonly referred to as “Stark II,” applies to physician dispensing of outpatient prescription drugs that are reimbursable by Medicare or Medicaid. Stark II, however, includes an exception for the provision of in-office ancillary services, including a physician’s dispensing of outpatient prescription drugs, provided that the physician meets specified requirements. We believe that the physicians who use our system or dispense drugs distributed by us are aware of these requirements, but we do not monitor their compliance and have no assurance that the physicians are in material compliance with Stark II. If it were determined that the physicians who use our system or dispense pharmaceuticals purchased from us were not in compliance with Stark II, it could have an adverse effect on our business, financial condition and results of operations.

•	As a distributor of prescription drugs to physicians, we are subject to the federal anti-kickback statute, which applies to Medicare, Medicaid and other state and federal programs. The statute prohibits the solicitation, offer, payment or receipt of remuneration in return for referrals or the purchase, or in return for recommending or arranging for the referral or purchase, of goods, including drugs, covered by the programs. The anti-kickback law provides a number of statutory exceptions and regulatory “safe harbors” for particular types of transactions. We believe that our arrangements with our customers are in material compliance with the anti-kickback statute and relevant safe harbors. Many states have similar fraud and abuse laws, and we believe that we are in material compliance with those laws. If, however, it were determined that we, as a distributor of prescription drugs to physicians, were not in compliance with the federal anti-kickback statute, we could be subject to liability, and our operations could be curtailed. Moreover, if the activities of our customers or other entity with which we have a business relationship were found to constitute a violation of the federal anti-kickback law and we, as a result of the provision of products or services to such customer or entity, were found to have knowingly participated in such activities, we could be subject to sanction or liability under such laws, including civil and/or criminal penalties, as well as exclusion from government health programs. As a result of exclusion from government health programs, neither products nor services could be provided to any beneficiaries of any federal healthcare program.

Increased government involvement in healthcare could adversely affect our business.

U.S. healthcare system reform under the Medicare Prescription Drug, Improvement and Modernization Act of 2003, and other initiatives at both the federal and state level, could increase government involvement in healthcare, lower reimbursement rates and otherwise change the business environment of our customers and the other entities with which we have a business relationship. While no federal price controls are included in the Medicare Prescription Drug, Improvement and Modernization Act, any legislation that reduces physician incentives to dispense medications in their offices could adversely affect physician acceptance of our products. We cannot predict whether or when future healthcare reform initiatives at the federal or state level or other initiatives affecting our business will be proposed, enacted or implemented or what impact those initiatives may have on our business, financial condition or results of operations. Our customers and the other entities with which we have a business relationship could react to these initiatives and the uncertainty surrounding these proposals by curtailing or deferring investments, including those for our products and services. Additionally, government regulation could alter the clinical workflow of physicians, hospitals and other healthcare participants, thereby limiting the utility of our products and services to existing and potential customers and curtailing broad acceptance of our products and services. Further examples of government involvement could include requiring the standardization of technology relating to EHR’s, providing customers with incentives to adopt EHR solutions or developing a low-cost government sponsored EHR solution, such as VistA-Office EHR. In addition, the federal government and state governments, including Florida, have imposed or may in the future impose pedigree requirements for pharmaceutical distribution. Our medications business is required to comply with any current regulations relating to pharmaceutical distribution and will be required to comply with any future regulations and such compliance may impose additional costs on our business.

If the electronic healthcare information market fails to develop as quickly as expected, our business, financial condition and results of operations will be adversely affected.

The electronic healthcare information market is in the early stages of development and is rapidly evolving. A number of market entrants have introduced or developed products and services that are competitive with one or more components of the solutions we offer. We expect that additional companies will continue to enter this market. In new and rapidly evolving industries, there is significant uncertainty and risk as to the demand for, and market acceptance of, recently introduced products and services. Because the markets for our products and services are new and evolving, we are not able to predict the size and growth rate of the markets with any certainty. We cannot assure you that markets for our products and services will develop or that, if they do, they will be strong and continue to grow at a sufficient pace. If markets fail to develop, develop more slowly than expected or become saturated with competitors, our business, financial condition and results of operations will be adversely affected.

Consolidation in the healthcare industry could adversely affect our business, financial condition and results of operations.

Many healthcare industry participants are consolidating to create integrated healthcare delivery systems with greater market power. As provider networks and managed care organizations consolidate, thus decreasing the number of market participants, competition to provide products and services like ours will become more intense, and the importance of establishing relationships with key industry participants will become greater. These industry participants may try to use their market power to negotiate price reductions for our products and services. Further, consolidation of management and billing services through integrated delivery systems may decrease demand for our products. If we were forced to reduce our prices, our business would become less profitable unless we were able to achieve corresponding reductions in our expenses.

Risks Related to the Acquisition

The consummation of the A4 Acquisition is subject to a number of conditions; if these conditions are not satisfied or waived, we will not be able to consummate the acquisition.

The agreement of merger relating to the A4 Acquisition contains a number of conditions which must be satisfied or waived prior to the closing of the acquisition. These conditions include, among others, (a) receipt of governmental approvals required by law and receipt of specified third-party consents, (b) accuracy of the representations and warranties of each of Allscripts and A4, (c) absence of certain material adverse changes with respect to A4, and (d) absence of governmental action or litigation prohibiting or restraining the A4 Acquisition. Certain shareholders of A4 are required to enter into indemnification agreements with us as a condition to closing. Certain key employees of A4 are also required to enter into employment agreements and certain other key employees of A4 are required to enter into noncompetition, nonsolicitation and stock sale forbearance agreements with us as a condition to closing. In addition, we will need to obtain financing in order to consummate the A4 Acquisition. We intend to use the net proceeds from this offering to finance the acquisition; however, this offering is not conditioned upon the consummation of the A4 Acquisition. We cannot assure you that the A4 Acquisition will be consummated on the terms described herein or at all.

The A4 Acquisition is one of the largest acquisitions we have proposed to date. We will face challenges integrating A4’s operations and technology and may not realize anticipated benefits.

The A4 Acquisition is one of the largest acquisitions we have proposed to date and the largest acquisition since the ChannelHealth acquisition in 2001. There is a risk that, due to the size of the A4 Acquisition, we will be unable to integrate A4 into our operations as effectively as we have with prior acquisitions, which would result in fewer benefits to us from this acquisition than currently anticipated as well as increased costs. For example, the integration of A4’s operations will require implementation of appropriate operations, management and financial reporting systems and controls. We may experience difficulties in effectively implementing these and other systems, assimilating A4’s technology and operations and maintaining the customer base and goodwill of A4. To successfully integrate and fully benefit from A4’s technology, we must build sophisticated interfaces and successfully integrate A4’s practice management system. The integration of A4 will require the focused attention of our management team, including a significant commitment of their time and resources. The need for management to focus on integration matters could have an adverse impact on our business, financial condition and results of operations. If the integration is not successful, our business, financial condition and results of operations could be adversely affected.

We will assume all of A4’s liabilities, including contingent liabilities. If these liabilities are greater than expected, or if there are unknown A4 obligations, our business, financial condition and results of operations could be adversely affected.

As a result of the A4 Acquisition, we will assume all of A4’s liabilities, including contingent liabilities. We may learn additional information about A4’s business that adversely affects us, such as unknown liabilities, issues relating to internal controls over financial reporting, issues that could affect our ability to comply with the Sarbanes-Oxley Act of 2002 after we acquire A4 or issues that could affect our ability to comply with other applicable laws and regulatory requirements, including laws and regulations governing the healthcare industry. As a result, we cannot assure you that the A4 Acquisition will be successful. Among other things, if A4’s liabilities are greater than expected, or if there are obligations of A4 of which we are not aware at the time of completion of the acquisition, our business, financial condition and results of operations could be adversely affected.

We have limited indemnification rights from the A4 shareholders with respect to liabilities of A4. If we are responsible for liabilities not covered by indemnification rights or substantially in excess of amounts covered through any indemnification rights, we could suffer severe consequences that would substantially reduce our revenues, earnings and cash flows.

If we experience a higher than normal turnover rate for A4 employees after the acquisition, we may not be able to effectively integrate their operations and technology.

In order to successfully integrate A4’s operations and technology into our own, we will require the continued services of A4’s sales, software development and professional services employees after the acquisition. The pool of qualified personnel with experience working with or selling to acute and ambulatory care groups is limited. Competition for such qualified personnel can be intense, and we might not be successful in retaining A4’s employees. If we experience a higher than normal turnover rate for A4 employees, we may not be able to effectively integrate A4’s systems and operations.

We may fail to attract new customers or lose current customers as a result of the A4 Acquisition.

The A4 Acquisition may cause disruptions, including potential loss of customers and other business partners, in our or A4’s business, which could adversely affect our business, financial condition and results of operations. We may experience difficulty in supporting and transitioning A4’s customers, and, consequentially, certain of our current or potential new customers may cancel or defer requests for our services. In addition, certain of A4’s healthcare technology solutions target markets in which we have limited direct prior experience, including the market for practice and care management solutions and offerings to hospitals and smaller physician practice groups. If we fail to attract new customers or generate additional business from our current customers, we may not achieve our planned growth.

If A4 has failed or fails to comply with existing laws, government regulations and industry initiatives applicable to its operations, we could be harmed.

As a participant in the highly regulated healthcare industry, A4’s operations, as well as those of its customers, are or may be subject to federal, state and local government regulation. If A4 has failed or fails to comply with healthcare laws and regulations, or A4’s products cannot be used by its customers in a manner that complies with healthcare laws and regulations, we could be subject to penalties for such violations and otherwise may be harmed.

We may invest or spend the proceeds of this offering in ways you may not agree with or in ways which may not yield a return.

If the A4 Acquisition is not consummated, we will have broad discretion over the proceeds from this offering received by us and cannot specify with certainty how we will use these funds. For example, we may use these funds to acquire or invest in complementary businesses, technology or other assets. Our management will have considerable discretion in the application of these funds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. These funds may be used for purposes that do not improve our operating results or the market value of our stock. Until these funds are used, they may be placed in investments that do not produce income or that lose value.

Risks Related to our Common Stock

Because of certain features of our outstanding 3.50% convertible senior debentures and anti-takeover provisions under Delaware law and in our organizational documents, takeovers of us may be difficult, and you may be prevented from obtaining an optimal price for our shares of common stock in the event of a takeover of us.

We are required to increase the conversion rate on our 3.50% convertible senior debentures that are converted in connection with certain change of control transactions that occur on or prior to July 15, 2009, which effectively increases the cost of a takeover of the company. In addition, in the event of a change of control of the company, subject to certain exceptions, holders of the debentures have the right to require us to repurchase in cash all or any portion of their debentures. These features may in certain circumstances make more difficult or discourage such a takeover. Additionally, certain provisions of Delaware law and our amended and restated certificate of incorporation, as amended, and by-laws could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us. These provisions:

•	authorize the issuance of preferred stock that can be created and issued by our board of directors without prior stockholder approval to increase the number of outstanding shares and deter or prevent a takeover attempt;

•	prohibit common stockholder action by written consent, thereby requiring all common stockholder actions to be taken at a meeting of our common stockholders;

•	prohibit cumulative voting in the election of directors, which would otherwise enable less than a majority of stockholders to elect director candidates;

•	limit the ability of stockholders to call special meetings of stockholders;

•	establish advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings; and

•	provide for a classified board of directors, expanding the time required to change the composition of a majority of directors.

In addition, we are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which could have the effect of delaying or preventing a change in control of us.

Future sales of our common stock in the public market could adversely affect the trading price of our common stock and our ability to raise funds in new securities offerings.

Future sales of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could adversely affect prevailing trading prices of our common stock and could impair our ability to raise capital through future offerings of equity or equity-related securities. As of September 30, 2005, we had:

•	40,756,971 shares of common stock outstanding;

•	3,333 shares of common stock reserved for issuance upon exercise of outstanding warrants;

•	8,687,754 shares of common stock reserved and available for issuance pursuant to stock options and other awards outstanding under our stock plans as of September 30, 2005 at a weighted average exercise price of $7.64 per share;

•	903,942 additional shares of common stock reserved and available for issuance under our stock plans; and

•	7,329,424 shares of common stock reserved for issuance upon conversion of our outstanding 3.50% convertible senior debentures. The number of shares issuable upon conversion of these debentures is subject to adjustment from time to time pursuant to anti-dilution provisions.

On February 21, 2006, we entered into a purchase agreement with the GE Entities, pursuant to which we agreed to repurchase from IDX 1,250,000 shares of our common stock at a price per share equal to 95% of the public offering price per share in this offering, which is the net price per share we will receive in this offering. The closing of the IDX stock repurchase is contingent on the closing of this offering. Based on the public offering price of $17.75 per share, we will repurchase the 1,250,000 shares at a price equal to $16.86 per share, for a total purchase price of approximately $21.1 million. The terms of the purchase agreement also provide that the GE Entities will not sell any of the remaining shares of our common stock that they own for 60 days from the date of this prospectus supplement, subject to certain exceptions. After completion of this offering and the IDX stock repurchase (based on 40,873,047 shares of our common stock outstanding as of December 31, 2005), IDX will beneficially own 5,827,138 shares of our common stock or approximately 12.4% of our outstanding shares. We are a party to a stock rights and restrictions agreement with IDX which may impose restrictions on the ability of the GE Entities to sell shares of our common stock after the expiration of the 60-day period described above and the manner of such future sales. However, the GE Entities retain the ability to sell substantial amounts of our common stock in the public market. Sales of substantial amounts of our common stock by the GE Entities in the public market, or the perception that such sales could occur, could adversely affect the prevailing trading prices of our common stock and could impair our ability to raise capital through future offerings of equity or equity related securities, including this offering.

Subsequent to September 30, 2005, we granted options to purchase 7,500 additional shares of common stock and granted restricted stock awards with respect to 364,950 additional shares of our common stock under our stock plans. Upon completion of this offering and the IDX stock repurchase described above, we will have approximately 46,998,000 shares of common stock outstanding. All shares sold in the concurrent offering will be freely tradable without restrictions or further registration under the Securities Act of 1933, as amended. In addition, the number of shares of common stock to be outstanding immediately after this offering does not include 3,500,000 shares of common stock that we expect to issue upon consummation of the A4 Acquisition as described under “The A4 Acquisition.” Although certain of these shares are being held in an indemnity escrow account and certain of the A4 shareholders have agreed to a lock-up with respect to these shares, these shares will generally be freely tradeable pursuant to Rule 145 of the Securities Act; provided that affiliates of A4 will be required to comply with certain of the resale restrictions set forth in Rule 144 of the Securities Act. In addition, in connection with our acquisition strategy, we may issue shares of our common stock as consideration in other acquisition transactions. We cannot predict the effect, if any, that future sales of shares of common stock or the availability of shares of common stock for future sale will have on the trading price of our common stock.

Our outstanding 3.50% convertible senior debentures are convertible at the option of the holders into shares of our common stock, subject to the certain conditions set forth in the indenture governing these debentures. Any shares of common stock issued on conversion of these debentures and subsequently sold will be freely tradable in the public markets without restriction. In addition, we will be required to repurchase these debentures following certain change in control events relating to us, and the holders of these debentures will have the option to require us to purchase all or a portion of their debentures on July 15, 2009, July 15, 2014 and July 15, 2019. The conversion of these debentures into common stock or the issuance of common stock to pay the purchase price of any such debentures could result in the issuance of a substantial number of shares of our common stock and substantial dilution to our stockholders.

Our issuance of preferred stock could adversely affect holders of our common stock and discourage a takeover.

Our board of directors is authorized to issue up to 1,000,000 shares of preferred stock without any action on the part of our stockholders. Our board of directors also has the power, without stockholder approval, to set the terms of any series of preferred stock that may be issued, including voting rights (except that shares of preferred stock may not have more than one vote per share), dividend rights, preferences over our common stock with respect to dividends or in the event of a dissolution, liquidation or winding up and other terms. In the event that we issue preferred stock in the future that has preference over our common stock with respect to payment of dividends or upon our liquidation, dissolution or winding up, or if we issue preferred stock that is convertible into our common stock at greater than a one-to-one ratio, the voting and other rights of the holders of our common stock or the market price of our common stock could be adversely affected. In addition, the ability of our board of directors to issue shares of preferred stock without any action on the part of our stockholders may impede a takeover of us and prevent a transaction favorable to the holders of our common stock.

Failure to maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 could have an adverse effect on our business and the trading price of our common stock.

If we fail to maintain the adequacy of our internal controls, in accordance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. Failure to achieve and maintain an effective internal control environment could have an adverse effect on the price of our common stock.

The market price of our common stock has been and may continue to be volatile.

The market price of our common stock is highly volatile and could fluctuate significantly in response to the factors described above and other factors, many of which are beyond our control, including:

•	actual or anticipated variations in our quarterly operating results;

•	announcements of technological innovations or new services or products by our competitors or us;

•	changes in financial estimates by securities analysts;

•	conditions and trends in the electronic healthcare information, Internet, e-commerce and pharmaceutical markets; and

•	general market conditions and other factors.

In addition, the stock markets, especially the Nasdaq National Market, have experienced extreme price and volume fluctuations that have affected the market prices of equity securities of many technology companies and Internet-related companies in particular. These fluctuations have often been unrelated or disproportionate to operating performance. These broad market factors may materially affect the trading price of our common stock. General economic, political and market conditions like recessions and interest rate fluctuations may also have an adverse effect on the market price of our common stock. Volatility in the market price for our common stock may result in the filing of securities class action litigation.

Our quarterly operating results may vary.

Our quarterly operating results have varied in the past, and we expect that our quarterly operating results will continue to vary in future periods depending on a number of factors, some of which we have no control over, including customers’ budgetary constraints and internal acceptance procedures, seasonal variances in demand for our products and services, the sales, service and implementation cycles for our clinical software products and physician education products and services, potential downturns in the healthcare market and in economic conditions generally, and other factors described in this “Risk Factors” section. For instance, all other factors aside, sales of our prepackaged medications have historically been highest in the third and fourth quarters. Sales of our software products have also historically been highest in the fourth quarter.

We base our expense levels in part upon our expectations concerning future revenue, and these expense levels are relatively fixed in the short term. If we have lower revenue than expected, we may not be able to reduce our spending in the short term in response. Any shortfall in revenue would have a direct impact on our results of operations. In addition, our product sales cycle for larger sales is lengthy and unpredictable, making it difficult to estimate our future bookings for any given period. If we do not achieve projected booking targets for a given period, securities analysts may change their recommendations on our common stock. For these and other reasons, we may not meet the earnings estimates of securities analysts or investors, and our stock price could suffer.

Conversion of the 3.50% convertible senior debentures will dilute the ownership interest of our stockholders, including holders who had previously converted their debentures.

The conversion of some or all of our 3.50% convertible senior debentures will dilute the ownership interests of our stockholders. Any sales in the public market of the common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the debentures may encourage short selling by market participants because the conversion of the debentures could depress the price of our common stock.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately $122.2 million, or approximately $140.7 million if the underwriters exercise their option to purchase additional shares in full, in each case based on a public offering price of $17.75 per share and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We will retain broad discretion over the use of the net proceeds from this offering. We intend to use all of the net proceeds from this offering to finance the A4 Acquisition as described below under “The A4 Acquisition.” If the A4 Acquisition is not consummated, we will use all of the net proceeds from this offering for general corporate purposes, including working capital and we may consider acquisitions of other complementary businesses, technologies or other assets from time to time and we may therefore apply all or a portion of the proceeds from this offering to finance the cost of those other acquisitions. Pending application of the net proceeds for these purposes, we intend to invest the net proceeds in interest-bearing short-term investment grade securities.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2005:

•	on an actual basis, and

•	on a pro forma basis to give effect to the following transactions as if they had occurred on that date:

•	The A4 Acquisition for approximately $278.5 million, of which approximately $215.0 million is payable in cash and approximately $63.5 million is payable through the issuance of 3,500,000 shares of our common stock (based on the last reported sale price of $18.15 per share of our common stock on the Nasdaq National Market on February 22, 2006);

•	The sale of 7,300,000 shares of our common stock in this offering and our receipt of approximately $122.2 million of net proceeds, based on the public offering price of $17.75 per share and after deducting underwriting discounts and commissions and estimated expenses of this offering payable by us and the assumed application of all of the proceeds of this offering to pay a portion of the cash purchase price for the A4 Acquisition; and

•	The repurchase of 1,250,000 shares of our common stock owned by IDX for a total purchase price of approximately $21.1 million (based on 95% of the public offering price of $17.75 per share, which is the net price per share we will receive in this offering).

	As of September 30, 2005
	Actual	Pro forma(1)
	(dollars in millions, except share data)
Cash, cash equivalents and marketable securities	$136.0	$35.8

Long-term debt	$82.5	$85.8
Total debt	82.5	86.0

Preferred stock:
$0.01 par value per share; 1.0 million shares authorized; no shares issued and 40.8 million shares outstanding	—	—

Common stock:
$0.01 par value per share; 150.0 million shares authorized; 42.2 million shares issued and 40.8 million shares outstanding, actual and 50.3 million shares issued and outstanding, pro forma	0.4	0.4

Less treasury stock:
$0.01 par value; 1.4 million shares issued, actual and no shares, pro forma(2);	(11.2)	—

Additional paid-in capital	655.0	808.4

Accumulated deficit	(549.1)	(549.1)

Deferred stock based compensation	(0.4)	(0.4)

Accumulated other comprehensive income	(0.8)	(0.8)

Total stockholders’ equity	93.9	258.5

Total capitalization	$176.4	$344.5

(1)	You should read the following table in conjunction with the financial statements incorporated by reference in this prospectus supplement and the related notes thereto, the pro forma financial data included in this prospectus supplement and the related notes thereto and the sections of this prospectus supplement entitled “Use of Proceeds” and “The A4 Acquisition.” The following pro forma data is based upon a number of assumptions and estimates, including those set forth in “Unaudited Pro Forma Condensed Combined Financial Statements,” is subject to uncertainties and does not purport to be indicative of the actual capitalization that would have resulted had the transactions described above in fact occurred on the date indicated, nor does it purport to be indicative of our future capitalization. We can not assure you that the A4 Acquisition will be consummated on the terms described herein or at all.
(2)	Of the 7,300,000 shares being issued in this offering, 1,400,000 shares will be issued from treasury.

PRICE RANGE OF OUR COMMON STOCK AND DIVIDEND POLICY

Our common stock is quoted on the Nasdaq National Market under the symbol “MDRX.” The following table sets forth, for the periods indicated, the high and low closing sale prices per share of our common stock as reported on the Nasdaq National Market.

	Price Range
	High	Low
Year Ended December 31, 2004
First Quarter	$10.00	$5.26
Second Quarter	11.05	7.50
Third Quarter	9.00	5.50
Fourth Quarter	10.67	8.64

Year Ended December 31, 2005
First Quarter	$14.97	$9.36
Second Quarter	17.25	12.67
Third Quarter	18.73	15.97
Fourth Quarter	18.02	13.17

Year Ending December 31, 2006
First Quarter (through February 22, 2006)	$18.21	$13.85

On February 22, 2006, the last sale price of our common stock as reported on the Nasdaq National Market was $18.15 per share. As of February 22, 2006, there were approximately 295 holders of record of our common stock.

We currently intend to retain all available cash to finance our operations and do not intend to declare or pay cash dividends on our shares of common stock in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our board of directors and will depend upon our results of operations, financial condition, current and anticipated cash needs, contractual restrictions, restrictions imposed by applicable law and other factors that our board of directors deems relevant.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma condensed combined financial statement for the year ended December 31, 2004 is based on the audited financial statements of each of Allscripts and A4 incorporated by reference in this prospectus supplement. The unaudited pro forma condensed combined financial statements as of and for the nine months ended September 30, 2005 are based on the unaudited financial statements of each of Allscripts and A4 incorporated by reference in this prospectus supplement. The unaudited pro forma condensed combined financial statements give effect to this offering, the application of net proceeds therefrom, the IDX stock repurchase, the A4 Acquisition, and the assumptions and adjustments described in the accompanying notes, as if each had occurred on January 1, 2004 in the case of the unaudited pro forma condensed combined statement of operations and September 30, 2005 in the case of balance sheet data. The unaudited pro forma condensed combined financial statements give effect to the sale of 7,300,000 shares of our common stock in this offering and our receipt of approximately $122.2 million of net proceeds, based on the public offering price of $17.75 per share and after deducting underwriting discounts and commissions and estimated expenses of this offering payable by us, as described under “Use of Proceeds.” The unaudited pro forma condensed combined financial statements give effect to the repurchase of 1,250,000 shares of our common stock from IDX for an aggregate purchase price of $21.1 million, based on a price per share of $16.86 which is 95% of the public offering price per share in this offering (the net price per share we will receive in this offering) of $17.75. This offering is not conditioned upon the consummation of the A4 Acquisition or the IDX stock repurchase. We cannot assure you that the A4 Acquisition or the IDX stock repurchase will be consummated on the terms described herein or at all.

The pro forma adjustments are based upon available information, preliminary estimates and certain assumptions that we believe are reasonable and are described in the accompanying notes to the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined financial statements do not take into account (i) any synergies or cost savings that may or are expected to occur as a result of the A4 Acquisition or (ii) any cash or non-cash charges that we may incur in connection with the A4 Acquisition, the level and timing of which cannot yet be determined. The unaudited pro forma condensed combined financial statements have been prepared in accordance with SEC rules and regulations.

The unaudited pro forma condensed combined financial statements assume that the A4 Acquisition would be accounted for using the purchase method of accounting in accordance with the Financial Accounting Standards Board, or FASB, Statement No. 141, “Business Combinations,” or SFAS No. 141, and the resultant goodwill and other intangible assets will be accounted for under FASB Statement No. 142, “Goodwill and Other Intangible Assets,” or SFAS No. 142. The total purchase price has been preliminarily allocated based on information available to us as of the date of this of prospectus supplement, to the tangible and intangible assets acquired and liabilities assumed based on management’s preliminary estimates of their current fair values. These estimates and assumptions of fair values of assets acquired and liabilities assumed and related operating results are subject to change that could result in material differences between the actual amounts and those reported in the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial statements are provided for informational purposes only and are subject to a number of uncertainties and assumptions and do not purport to represent what the combined companies’ actual performance or financial position would have been had the transactions occurred on the dates indicated and does not purport to indicate financial position or results of operations as of any future date or for any future period. You should read the following information in conjunction with the other information contained under the captions “The A4 Acquisition,” “Use of Proceeds” and “Capitalization” and our and A4’s historical financial statements and the accompanying notes thereto, and other financial and statistical data included elsewhere in or incorporated by reference in this prospectus supplement and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” from our Annual Report on Form 10-K as of and for the year ended December 31, 2004 and from our Quarterly Report on Form 10-Q as of and for the three and nine months ended September 30, 2005, each incorporated by reference herein.

Unaudited Pro Forma Condensed Combined Statement of Operations

Nine months ended September 30, 2005

	For the nine months ended September 30, 2005
	Historical Allscripts	Historical A4	Pro forma adjustments (Note 4)		Pro forma combined
	(in millions, except per share data)
Revenues:
Software and related services	$46.9	$55.9	$—		$102.8
Prepackaged medications	32.8	—	—		32.8
Information services	6.6	—	—		6.6

Total revenues	86.3	55.9	—		142.2

Cost of revenue:
Software and related services	16.6	23.4	—		40.0
Prepackaged medications	27.2	—	—		27.2
Information services	3.3	—	—		3.3

Total cost of revenue	47.1	23.4	—		70.5
Gross profit	39.2	32.5	—		71.7

Operating expenses:
Selling, general and administrative expenses	31.8	20.6	—		52.4
Amortization of intangible assets	1.3	0.6	10.1	(C)	12.0

Income from operations	6.1	11.3	(10.1)		7.3
Interest income	2.9	0.4	(2.7	)(H)	0.6
Interest expense	(2.6)	—	—		(2.6)
Other income (expense), net	(0.1)	—	—		(0.1)

Income before income taxes	6.3	11.7	(12.8)		5.2
Income taxes	—	3.6	(1.6	)(J)	2.0

Net income	$6.3	$8.1	($11.2)		$3.2

Net income per share:
Basic	$0.16				$0.06

Diluted	$0.15				$0.06

Weighted average common shares outstanding (Note 2):
Basic	39.9		9.5	(K)	49.4

Diluted	43.0		9.5	(K)	52.5

Unaudited Pro Forma Condensed Combined Statement of Operations

Year ended December 31, 2004

	For the year ended December 31, 2004
	Historical Allscripts	Historical A4	Pro forma adjustments (Note 4)		Pro forma combined
	(in millions, except per share data)
Revenues:
Software and related services	$44.1	$67.2	($7.9	)(E)	$103.4
Prepackaged medications	44.7	—	—		44.7
Information services	11.9	—	—		11.9

Total revenues	100.7	67.2	(7.9)		160.0

Cost of revenue:
Software and related services	15.9	26.4	—		42.3
Prepackaged medications	35.7	—	—		35.7
Information services	6.5	—	—		6.5

Total cost of revenue	58.1	26.4	—		84.5

Gross profit	42.6	40.8	(7.9)		75.5

Operating expenses:
Selling, general and administrative expenses	37.7	24.0	—		61.7
Amortization of intangible assets	1.8	0.5	13.4(C	)	15.7

Income (loss) from operations	3.1	16.3	(21.3)		(1.9)
Interest income	1.7	0.2	(1.4	)(H)	0.5
Interest expense	(1.7)	(0.1)	(1.7	)(I)	(3.5)

Income (loss) before income taxes	3.1	16.4	(24.4)		(4.9)
Income taxes	—	(3.9)	3.9(J	)	—

Net income (loss)	$3.1	$20.3	($28.3)		($4.9)

Net income (loss) per share:
Basic	$0.08				($0.10)

Diluted	$0.07				($0.10)

Weighted average common shares outstanding (Note 2):
Basic	39.0		9.5(K	)	48.5

Diluted	41.6		9.5(K	)	48.5

Unaudited Pro Forma Condensed Combined Balance Sheet

As of September 30, 2005

	As of September 30, 2005
	Historical Allscripts	Historical A4	Pro forma adjustments (Note 4)		Pro forma combined
	(in millions, except per share data)
Current assets:
Cash and cash equivalents	$37.7	$24.1	($26.0	)(A)	$35.8
Marketable securities	56.9	—	(56.9	)(A)	—
Accounts receivable, net	26.8	10.8	—		37.6
Other receivables	0.6	—	—		0.6
Inventories	1.9	1.0	—		2.9
Deferred income taxes	—	2.8	22.1	(D)	24.9
Prepaid expenses and other current assets	4.9	0.7	—		5.6

Total current assets	128.8	39.4	(60.8)		107.4

Non-current assets:
Long-term marketable securities	41.4	—	(41.4	)(A)	—
Fixed assets, net	2.6	8.7	—		11.3
Software development costs, net	6.4	—	—		6.4
Intangible assets, net	9.6	5.0	80.5	(C)	95.1
Goodwill	13.8	27.9	128.3	(B)	170.0
Deferred income taxes	—	0.3	—		0.3
Other assets	5.3	—	—		5.3

Total non-current assets	79.1	41.9	167.4		288.4

Total assets	$207.9	$81.3	$106.6		$395.8

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current maturities of long-term debt	$—	$0.2	$—		$0.2
Accounts payable and accrued liabilities	16.0	7.4	—		23.4
Deferred revenues	15.1	17.4	(5.2	)(E)	27.3

Total current liabilities	31.1	25.0	(5.2)		50.9

Non-current liabilities:
Long-term debt	82.5	3.3	—		85.8
Deferred tax liabilities	—	0.2	—		0.2
Other long term liabilities	0.4	—	—		0.4

Total non-current liabilities	82.9	3.5	—		86.4

Mandatorily redeemable convertible preferred and common stock	—	40.6	(40.6	)(F)	—
Commitments and contingencies
Stockholders’ equity	93.9	12.2	152.4	(G)	258.5

Total liabilities and stockholders’ equity	$207.9	$81.3	$106.6		$395.8

Notes to Unaudited Condensed Combined Pro Forma Financial Statements

1.	A4 Acquisition

On January 18, 2006, we entered into an agreement of merger with A4. The merger agreement provides for a business combination whereby a newly formed, wholly owned subsidiary of Allscripts will be merged with and into A4, with A4 surviving the merger.

Pursuant to the merger agreement, and subject to the terms and conditions of the merger agreement, we will acquire all of the outstanding equity interests (including options) of A4 for aggregate merger consideration of $215 million in cash and 3,500,000 shares of Allscripts common stock, subject to a purchase price adjustment based on changes in working capital.

Our acquisition of A4 has been accounted for as a business combination under SFAS No. 141. Assets acquired and liabilities assumed were recorded at their fair values as of September 30, 2005. The total preliminary purchase price is $288.9 million, including acquisition related transaction costs and is comprised of:

(in millions)
Acquisition of the outstanding common stock of A4 (cash of $215 million, working capital cash of $6.4 million as of September 30, 2005, and 3,500,000 Allscripts shares at $18.15 per share, the last sale price of our common stock on February 22, 2006)	$284.9
Acquisition related transaction costs	4.0

Total preliminary purchase price	$288.9

Acquisition related transaction costs include our estimate of investment banking fees, loan commitment fee for securing bridge financing, legal and accounting fees and other external costs directly related to the A4 Acquisition.

Under business combination accounting, the total preliminary purchase price will be allocated to A4’s net tangible and identifiable intangible assets based on their estimated fair values. Based upon our management’s preliminary valuation, the total purchase price will be allocated as follows:

(in millions)
Goodwill	$156.2
Identifiable intangible assets	80.5
Net tangible assets	30.1
Net deferred tax assets	22.1

Total preliminary purchase price allocation	$288.9

Goodwill represents the excess of the purchase price over the fair value of net tangible and identifiable intangible assets acquired. Goodwill amounts are not amortized, but rather are tested for impairment at least annually. In the event that we determine that the value of goodwill has become impaired, we will incur an impairment charge for the amount during the fiscal quarter in which such determination is made.

Identifiable intangible assets acquired consist of developed technology, core technology, trade names, customer contracts and software support agreements. The preliminary estimated fair value of identifiable intangible assets was determined by our management and will be finalized based on an independent third-party valuation. In addition, management is also evaluating A4’s in-process research and development costs, which could result in a change in the amount of goodwill recorded.

Net tangible assets were valued at their respective carrying amounts, which we believe approximates fair market value, except for adjustments to deferred revenues. Deferred revenues were reduced by $5.2 million in the pro forma condensed combined balance sheet, to adjust deferred revenue to an amount equivalent to the estimated cost plus an appropriate profit margin to perform the services related to A4’s software and support contracts.

As a result of the proposed A4 Acquisition and the forecasted net income of the combined company, we have reversed our deferred tax asset valuation allowance in conjunction with the purchase accounting for the A4 Acquisition. The reversal of the December 31, 2004 deferred tax valuation allowance totaling $54.6 million was included in the pro forma balance sheet adjustments as of September 30, 2005.

We have currently not identified any pre-acquisition contingencies where a liability is probable and the amount of the liability can be reasonably estimated. If information becomes available to us prior to the end of the purchase price allocation period, which would indicate that a liability is probable and the amount can be reasonably estimated, such items will be included in the purchase price allocation.

2.	Offering

The unaudited pro forma condensed combined financial statements give effect to the sale of 7,300,000 shares of our common stock in this offering and our receipt of approximately $122.2 million of net proceeds, based on the public offering price of $17.75 per share and after deducting underwriting discounts and commissions and estimated expenses of this offering payable by us, as described under “Use of Proceeds.”

3.	IDX Stock Repurchase

On February 21, 2006, we entered into a purchase agreement with the GE Entities to repurchase 1,250,000 shares of our common stock from IDX. The repurchase amount reflects an aggregate purchase price of $21.1 million, based on a purchase price per share of $16.86 which is 95% of the public offering price per share in this offering (the net price per share we will receive in this offering) of $17.75. This transaction has been reflected in the pro forma condensed combined financial statements as if it occurred on January 1, 2004.

4.	Pro Forma Adjustments

The following pro forma adjustments are included in the unaudited pro forma condensed combined balance sheet as of September 30, 2005:

(A)	To record the following adjustments to cash:

(in millions)
To record net proceeds from this offering (net of $7.4 million in issuance costs)	$122.2
To record cash paid for A4 common stock	(221.4)
To record cash paid for A4 deal related costs	(4.0)
To record cash paid for the repurchase of 1,250,000 shares of our common stock from IDX	(21.1)
Reclassification of long-term and short-term marketable securities to cash and cash equivalents	98.3

Total adjustments to cash	($26.0)

(B)	To eliminate A4’s historical goodwill and record the preliminary fair value of goodwill.

(in millions)	Historical amount, net	Preliminary fair value	Increase
Goodwill	$27.9	$156.2	$128.3

(C)	To record the difference between the preliminary fair value and the historical amount of intangible assets.

(in millions)	Historical amount, net	Preliminary fair value	Increase	Annual amortization*	Nine months amortization*	Estimated useful life
Developed technology, core technology, trade names, customer contracts and software support agreements	$5.0	$85.5	$80.5	$13.9	$10.7	6 yrs.

Total identifiable intangible assets	$5.0	$85.5	$80.5	$13.9	$10.7

A4 historical amortization				(0.5)	(0.6)

Net increase in amortization				$13.4	$10.1

*	Pro forma amortization expense is calculated herein using the straight-line method. However, upon completion of our valuation process, we may conclude that intangible assets should be amortized using an accelerated method.

(D)	As a result of the A4 Acquisition and the forecasted net income of the combined company, we have reversed our deferred tax asset valuation allowance in conjunction with the purchase accounting for the A4 Acquisition.

To record the adjustment for deferred tax liabilities related to identifiable intangible assets and deferred revenues and the reversal of the December 31, 2004 deferred tax valuation allowance:

(in millions)	Preliminary fair value adjustment	Statutory tax rate	Deferred tax asset (liability)
Increase in identifiable intangible assets	$80.5	38.0%	($30.6)
Decrease in deferred revenues	5.2	38.0%	(1.9)

Deferred tax liabilities	$85.7		($32.5)

Reversal of the December 31, 2004 deferred tax valuation allowance			54.6

Net deferred tax adjustment			$22.1

(E)	To record the preliminary fair value adjustment to deferred revenues acquired. The preliminary fair value represents an amount equivalent to the estimated cost plus an appropriate profit margin, which assumes a legal obligation, to perform services related to A4’s new software and product support based on the deferred revenue balances of A4 as of September 30, 2005 and does not reflect the actual fair value adjustment as of the date of acquisition. The following adjustments represent the September 30, 2005 balance sheet adjustment and income statement adjustment for the year ended December 31, 2004:

(in millions)	Historical deferred revenue amount, net	Preliminary deferred revenue fair value	Decrease
New software and product support as of September 30, 2005	$17.4	$12.2	($5.2)

New software and product support as of January 1, 2004	$26.5	$18.6	($7.9)

(F)	To eliminate $40.6 million mandatorily redeemable convertible preferred and common stock that was converted to common stock in conjunction with the A4 Acquisition.

(G)	To record the following adjustments to stockholders’ equity:

(in millions)
To record net proceeds from this offering (net of $7.4 million in issuance costs)	$122.2
To record the issuance of approximately 3,500,000 shares for A4’s outstanding common stock	63.5
To eliminate A4’s historical stockholders’ equity	(12.2)
To record cash paid for the repurchase of 1,250,000 shares of our common stock from IDX	(21.1)

Total adjustments to stockholders’ equity	$152.4

(H)	The cash purchase price payment for the A4 Acquisition and the cash purchase price for the IDX stock repurchase would have resulted in a decrease in interest income for the nine months ended September 30, 2005 and the year ended December 31, 2004, as presented below.

(in millions)	Interest income as reported	Revised interest income-pro forma	Decrease
For the nine months ended September 30, 2005	$2.9	$0.2	($2.7)

For the year ended December 31, 2004	$1.7	$0.3	($1.4)

(I)	In July 2004, Allscripts completed a private placement of $82.5 million of 3.50% senior convertible debentures due 2024. These notes can be converted, in certain circumstances, into 7,329,424 shares of our common stock, subject to adjustment. The pro forma condensed combined financial statements have been presented under the assumption that these notes were issued as of January 1, 2004. This assumption resulted in a pro forma adjustment of $1.7 million in additional interest expense, which consisted of $1.4 million in interest expense and $0.3 million in additional amortization of debt issuance costs.

(J)	To reverse A4’s income tax provision (benefit) to reflect the tax provision related to the pro forma net income (loss) of the combined statements of operations for the nine months ended September 30, 2005 and for the year ended December 31, 2004.

(K)	Represents the 3,500,000 shares issued in conjunction with the A4 Acquisition, the issuance of 7,300,000 shares of common stock in this offering and the repurchase of 1,250,000 shares of our common stock from IDX.

SELECTED HISTORICAL FINANCIAL AND OTHER DATA

Allscripts

The following selected historical consolidated financial information for the five years ended December 31, 2004 was derived from our audited historical consolidated financial statements, certain of which are incorporated by reference in this prospectus supplement. The following selected consolidated financial information for the nine months ended September 30, 2005 and 2004 was derived from our unaudited consolidated financial statements, certain of which are incorporated by reference in this prospectus supplement. Financial data for the nine months ended September 30, 2005 and 2004 is not necessarily indicative of our results of operations or financial condition for any future period or as of any future date. You should read the information set forth below in conjunction with our consolidated financial statements and related notes, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” from our Annual Report on Form 10-K as of and for the year ended December 31, 2004 and from our Quarterly Report on Form 10-Q as of and for the three and nine months ended September 30, 2005, each incorporated by reference herein.

	Year ended December 31,					Nine months ended September 30,
	2000	2001(1)(2)	2002(2)	2003(3)	2004	2004	2005
	(audited)					(unaudited)
	(in millions, except per share and percentage data)
Statement of Operations Data:
Revenues:
Software and related services	$8.4	$17.1	$19.9	$28.3	$44.1	$29.8	$46.9
Prepackaged medications	41.6	49.7	49.3	46.2	44.7	35.4	32.8
Information services	5.0	4.1	9.6	11.3	11.9	9.3	6.6

Total revenues	55.0	70.9	78.8	85.8	100.7	74.5	86.3
Cost of revenue	42.5	64.1	58.9	55.1	58.1	44.2	47.1
Restructuring and other charges	—	2.2	—	—	—	—	—

Gross profit	12.5	4.6	19.9	30.7	42.6	30.3	39.2

Operating expenses:
Selling, general and administrative expenses	43.2	57.9	36.4	36.0	37.7	27.3	31.8
Amortization of intangibles	24.1	55.1	0.6	1.0	1.8	1.3	1.3
Asset impairment charge	—	355.0	—	—	—	—	—
Restructuring and other charges	—	6.4	0.6	—	—	—	—
Write-off of acquired in-process research and development	13.7	3.0	—	—	—	—	—

Income (loss) from operations	(68.5)	(472.8)	(17.7)	(6.3)	3.1	1.7	6.1
Interest income	7.9	5.1	2.4	1.4	1.7	0.9	2.9
Interest expense	—	—	—	—	(1.7)	(0.8)	(2.6)
Other income (expense), net	(1.2)	0.2	0.1	(0.1)	—	(0.1)	(0.1)

Income (loss) from continuing operations before income taxes	(61.8)	(467.5)	(15.2)	(5.0)	3.1	1.7	6.3
Income taxes	—	48.6	—	—	—	—	—

Income (loss) from continuing operations	(61.8)	(418.9)	(15.2)	(5.0)	3.1	1.7	6.3
Income from discontinued operations	0.1	—	—	—	—	—	—
Gain from sale of discontinued operations	4.3	—	—	—	—	—	—

Net income (loss)	($57.4)	($418.9)	($15.2)	($5.0)	$3.1	$1.7	$6.3

Net income (loss) per share—basic	($2.22)	($11.07)	($0.40)	($0.13)	$0.08	$0.04	$0.16

Net income (loss) per share—diluted	($2.22)	($11.07)	($0.40)	($0.13)	$0.07	$0.04	$0.15

Weighted-average shares used in computing net income (loss) per share—basic	27.9	37.8	38.3	38.6	39.0	39.1	39.9

Weighted-average shares used in computing net income (loss) per share—diluted	27.9	37.8	38.3	38.6	41.6	41.8	43.0

Other Financial and Operating Data (unaudited):
Backlog	$—	$30.0	$35.0	$46.3	$67.1	$51.8	$78.9
Bookings for software and information services segments	8.0	19.2	33.3	43.1	65.9	36.3	55.8
Percentage of revenues by segment:
Software and related services	15.3%	24.1%	25.3%	33.0%	43.8%	40.0%	54.3%
Prepackaged medications	75.6%	70.0%	62.6%	53.8%	44.4%	47.5%	38.0%
Information services	9.1%	5.9%	12.1%	13.2%	11.8%	12.5%	7.7%
Balance Sheet Data (at end of period):
Cash, cash equivalents and marketable securities	$119.8	$78.3	$65.3	$51.3	$128.2	$124.6	$136.0
Working capital	105.1	46.4	44.7	17.4	34.9	58.5	97.7
Goodwill and intangible assets, net	149.7	5.5	4.8	26.4	24.5	25.0	23.4
Total assets	305.4	117.4	104.4	110.4	194.2	189.3	207.9
Long-term debt	—	—	—	—	82.5	82.5	82.5
Total stockholders’ equity	291.0	98.6	85.8	83.4	78.7	76.1	93.9

(1)	On January 8, 2001, we acquired ChannelHealth, Inc., a business unit of IDX. In addition to the acquisition, in 2001 we entered into the strategic alliance with IDX, which we amended in 2006.

(2)	In July 2001, we announced and began implementation of a restructuring plan to realign our organization, prioritize our initiatives around high-growth areas of our business, focus on profitability, reduce operating expenses, and focus sales and service efforts on larger physician practices, academic medical centers, and integrated delivery networks. During 2001, we recorded charges of $1.1 million related to the termination of certain agreements and non-cancelable leases, $4.3 million related to the termination of unprofitable customer contracts, and $3.3 million related to severance and related benefits for workforce reduction. During 2002, we recorded $0.4 million for severance costs in connection with the departure of the former chief financial officer and an additional charge of $0.2 million for remaining workforce reductions.
(3)	On August 1, 2003, we acquired 100% of the outstanding common stock of Advanced Imaging Concepts, Inc. On August 8, 2003, we acquired certain assets and assumed certain liabilities of RxCentric Inc.

A4

The following selected historical consolidated financial information for the three years ended December 31, 2004 was derived from A4’s audited historical financial statements, incorporated by reference in this prospectus supplement. The following selected consolidated financial information for the nine months ended September 30, 2005 and 2004 was derived from A4’s unaudited consolidated financial statements, incorporated by reference in this prospectus supplement. Financial data for the nine months ended September 30, 2005 and 2004 is not necessarily indicative of A4’s results of operations or financial condition for any future period or as of any future date. You should read the information set forth below in conjunction with “Unaudited Pro Forma Condensed Combined Financial Statements” included elsewhere in this prospectus supplement and A4’s consolidated financial statements and related notes, incorporated by reference in this prospectus supplement.

	Year ended December 31,			Nine months ended September 30,
	2002	2003	2004	2004	2005
		(audited)		(unaudited)
	( in millions)
Statement of Operations Data:
Revenues:
Systems and services	$26.9	$40.2	$56.7	$44.5	$49.0
Hardware	5.6	7.5	10.5	8.3	6.9

Total revenues	32.5	47.7	67.2	52.8	55.9

Cost of revenues:
Systems and services	10.0	15.1	17.6	13.0	17.5
Hardware	4.8	6.5	8.8	6.9	5.9

Total cost of revenues	14.8	21.6	26.4	19.9	23.4
Gross profit	17.7	26.1	40.8	32.9	32.5

Operating expenses:
Research and development	4.7	5.4	6.8	5.0	6.2
Sales and marketing	4.8	7.1	10.0	7.2	8.3
General and administrative	5.1	5.3	6.7	4.2	5.5
Depreciation and amortization	0.7	0.9	1.0	0.8	1.2

Total operating expenses	15.3	18.7	24.5	17.2	21.2
Operating income	2.4	7.4	16.3	15.7	11.3

Other income (expense):
Interest income	0.1	0.1	0.2	0.1	0.4
Interest expense	—	(0.1)	(0.1)	(0.1)	—

Other income (expense), net	0.1	—	0.1	—	0.4
Income before income taxes	2.5	7.4	16.4	15.7	11.7
Income tax expense (benefit)	—	0.4	(3.9)	(3.7)	3.6

Net income	$2.5	$7.0	$20.3	$19.4	$8.1

Balance Sheet Data (at end of period):
Cash, cash equivalents and marketable securities	$11.1	$14.9	$20.7	$15.8	$24.1
Working capital	(3.9)	(9.0)	11.9	10.9	14.4
Total assets	36.3	56.1	64.5	57.7	81.3
Mandatorily redeemable convertible preferred stock	30.2	32.7	35.4	34.7	37.6
Redeemable common stock	—	1.2	3.0	1.2	3.0
Long-term debt	—	—	—	—	3.3

Total stockholder’s equity (deficit)	(21.0)	(16.3)	1.6	1.3	12.2

A4 has completed various acquisitions that impact the comparability of the selected financial data presented in the above table. In 2001, A4 purchased certain assets of Emstat Corporation for $1.2 million; in 2003, A4 purchased Compusense Inc. for $16.0 million; and in 2005, A4 purchased Canopy Systems, Inc. for $9.3 million. Approximately $23.7 million, or 35%, and $22.6 million, or 40%, of total revenues for the year ended December 31, 2004 and the nine months ended September 30, 2005, respectively, was generated by these acquired businesses.

A4’s total revenues for the year ended December 31, 2004 increased by 107% compared to total revenues for the year ended December 31, 2002, or a 44% compounded annual growth rate, due to A4’s acquisitions and increased adoption of A4’s solutions over the preceding two year period. In addition, total revenues in 2004 include approximately $12.8 million that resulted from a change in A4’s master service agreements with its existing EHR customers. Had the agreement change been in place prior to 2004, the $12.8 million in incremental revenues would have been recorded in prior years.

A4’s gross profit for the year ended December 31, 2004 increased by 131% compared to gross profit for the year ended December 31, 2002, or a 52% compounded annual growth rate. Such growth is a result of the increased revenues attributed to A4’s acquisitions and increased adoption of A4’s solutions. Gross profit for the year ended December 31, 2004 includes the gross margin associated with the additional revenue in 2004 related to the change in the master service agreements that took effect on January 1, 2004.

A4’s operating expenses for the year ended December 31, 2004 increased by 61% compared to operating expenses for the year ended December 31, 2002, or a 27% compounded annual increase, primarily due to increased spending in sales and marketing, research and development, general and administrative, and depreciation and amortization. Such increases are due to the related impact of A4’s acquisitions, resultant addition of new product lines, and ongoing investment in the business. A4’s operating income and net income increased at a compounded annual basis rate of 159% and 183%, respectively, from the year ended December 31, 2002 to the year ended December 31, 2004.

A4 ambulatory products are integrated computer systems comprised of computer equipment, software licenses, third-party software licenses, installation services, training, and post-contract customer support. Revenue with respect to these products and services is recorded in accordance with SOP No. 97-2, “Software Revenue Recognition,” which typically involves the recognition of license revenues upon installation and service related revenues as such services are provided. A4 records revenue from its EDIS and care management solutions on a proportional performance basis in accordance with SOP No. 81-1, “Accounting for Performance of Construction-Type and Certain Production-Type Contracts.” Revenue from A4’s ASP contracts is recognized in accordance with Staff Accounting Bulletin (SAB) No. 104 “Revenue Recognition” and is recognized monthly over the contract period, which is generally 36 months. ASP implementation services are recognized as revenue as services are performed. We expect that these A4 revenue recognition policies will remain in place for the A4 business after the consummation of the A4 Acquisition.

With respect to software development, A4 has not historically capitalized software development. Allscripts capitalizes software development costs incurred from the time technological feasibility of the software is established until the software is available for general release.

THE A4 ACQUISITION

The A4 Acquisition

On January 18, 2006, we entered into an agreement of merger pursuant to which we agreed to acquire all of the outstanding equity interests of A4 for approximately $278.5 million, of which approximately $215 million is payable in cash and approximately $63.5 million is payable through the issuance of 3,500,000 shares of our common stock (based on the last reported sale price of $18.15 per share of our common stock on the Nasdaq National Market on February 22, 2006). A4 develops and provides EHR and practice management solutions to small and mid-sized physician practice groups, EDIS to hospital emergency departments, and care management solutions to hospitals. A4’s customer base includes approximately 1,500 physician practice groups and more than 195 hospitals. A4 reported revenues of $67.2 million and $55.9 million, and net income of $20.3 million and $8.1 million, for the year ended December 31, 2004 and the nine months ended September 30, 2005, respectively.

We believe that the strategic benefits of the A4 Acquisition include expanded product and service offerings, broadened customer base and additional operating scale. The A4 Acquisition will enable us to extend our product offerings by allowing us to independently offer an integrated solution that combines our EHR solution with A4’s practice management system. We intend to market this integrated solution to customers outside of the IDX customer base. The A4 Acquisition will also allow us to reach new markets: small and mid-sized physician practice groups seeking either a practice management system or a combined EHR and practice management solution, and hospitals seeking EDIS and care management solutions. We believe that these EDIS and care management solutions offer a natural connection to our ambulatory applications, facilitating the continuity of care between the acute and ambulatory healthcare settings.

The merger agreement provides for a business combination whereby a newly formed wholly owned subsidiary of Allscripts will be merged with and into A4, with A4 surviving the merger. The merger agreement contains customary representations, warranties and covenants. Except for certain limited matters (including tax matters), the indemnification obligation of the shareholders of A4 for breaches of representations and warranties will be subject to a $3 million aggregate threshold and an aggregate cap of approximately 10% of the aggregate merger consideration (comprised solely of Allscripts shares to be held in escrow for one year). Representations and warranties will survive for 12 months after closing, subject to a longer survival period for certain limited matters (including tax matters). In connection with entering into the merger agreement, A4 established an employee bonus pool in the aggregate amount of up to $10 million payable to employees of A4 on the closing date. The distribution of this bonus pool will result in a corresponding reduction in A4’s cash and cash equivalents as of the closing date. In addition to the $278.5 million described above, the purchase price for A4 is subject to adjustment to the extent that A4 has positive working capital on the closing date. We currently estimate that this adjustment will result in an approximately $10.1 million increase in the purchase price (which is net of the $10.0 million employee bonus pool described above).

The consummation of the A4 Acquisition is subject to the satisfaction or waiver of a number of conditions, including among other conditions, (a) receipt of governmental approvals required by law and receipt of specified third-party consents, (b) accuracy of the representations and warranties of each of Allscripts and A4, (c) absence of certain material adverse changes with respect to A4, and (d) absence of governmental action or litigation prohibiting or restraining the A4 Acquisition. Certain shareholders of A4 are required to enter into indemnification agreements with us as a condition to closing. Certain key employees of A4 are also required to enter into employment agreements and certain other key employees of A4 are required to enter into noncompetition, nonsolicitation and stock sale forbearance agreements with us as a condition to closing.

The shares of common stock to be issued as consideration for the merger will be exempt from the registration requirements under the federal securities laws, subject to the requirements of Rule 145 under the Securities Act of 1933 with respect to the resale by affiliates of A4. In addition to the portion of our shares of common stock described above that will be held in escrow for one year, certain directors, officers and shareholders of A4 have also agreed to lock-up periods with respect to our common stock ranging from 90 days to one year (with certain exceptions after six months). As a result, approximately 65% of the shares that we will issue in the merger are being held in escrow or are subject to a lock-up agreement for a one-year period from the date of closing of the A4 Acquisition, and approximately 86% of the shares that we will issue in the merger are being held in escrow or are subject to a lock-up agreement for a 90 day period from the date of closing of the A4 Acquisition.

The merger agreement contains certain termination rights for both us and A4, and further provides that, upon termination of the merger agreement, a termination fee may be payable under specified circumstances. If either party terminates after a date no earlier than 90 days following the delivery of certain required financial information by A4 when all of our conditions to closing have been satisfied (other than the financing condition) and certain other conditions have been satisfied, we are required to pay a fee of $7.5 million to A4.

In connection with the signing of the merger agreement, shareholders of A4 representing in excess of 75% of the outstanding common stock of A4 (on an as-converted basis) entered into shareholder support agreements with us. Under these agreements, the shareholders agreed, among other things, to grant an irrevocable proxy to certain of our officers to vote their shares in favor of the transactions contemplated by the merger agreement and against any action or transaction that could reasonably be expected to impede or prevent the merger agreement or the transactions contemplated by the merger agreement. Under certain circumstances, these agreements survive the termination of the merger agreement.

Promptly following the consummation of the A4 Acquisition, John P. McConnell, Chairman and Chief Executive Officer of A4, will be appointed to our board of directors.

In addition, the A4 Acquisition is conditioned upon our obtaining financing for the acquisition. We intend to use the net proceeds from this offering to finance the acquisition; however, this offering is not conditioned upon the consummation of the acquisition. We cannot assure you that the A4 Acquisition will be consummated on the terms described herein or at all. See “Risk Factors—Risks Related to the Acquisition.”

The foregoing description of the merger agreement is qualified in its entirety by reference to the full text of the merger agreement, which is incorporated by reference into this prospectus supplement. The summary disclosure above is being furnished to provide information regarding certain of the terms of the merger agreement. No representation, warranty, covenant or agreement described in the summary disclosure or contained in the merger agreement is, or should be construed as, a representation or warranty by Allscripts to any investor or covenant or agreement of Allscripts with any investor. The representations, warranties, covenants and agreements contained in the merger agreement are solely for the benefit of Allscripts and A4, may represent an allocation of risk between the parties, may be subject to standards of materiality that differ from those that are applicable to investors and may be qualified by disclosures between the parties.

The Financing

The table below sets forth the estimated sources and uses of funds for the A4 Acquisition and the IDX stock repurchase based on balances as of December 31, 2005 (dollars in millions):

Sources of funds		Uses of funds
Cash, cash equivalents and marketable securities	$146.1	Cash portion of A4 purchase price(2)	$215.0
Net proceeds from this offering(1)	122.2	Fees and expenses	4.0
		IDX stock repurchase(3)	21.1
		General corporate purposes	28.2

Total sources of funds	$268.3	Total uses of funds	$268.3

(1)	Based upon the public offering price of $17.75 per share, after deducting underwriting discounts and commissions and estimated expenses payable by us in connection with this offering.
(2)	The cash portion of the purchase price for A4 is subject to a working capital adjustment and will increase to the extent A4 has positive working capital on the closing date. We currently estimate that this adjustment will result in an approximately $10.1 million increase in the purchase price.
(3)	Based on the repurchase of 1,250,000 shares of our common stock from IDX based on a purchase price of $16.86 per share which is 95% of the public offering price per share in this offering.

BUSINESS

Company Overview

We are a leading provider of clinical software, connectivity and information solutions that physicians use to improve the quality of healthcare. Our business groups provide innovative solutions that inform physicians with just right, just in time information, connect physicians to each other and to the entire community of care, and transform healthcare, improving both the quality and efficiency of care. Our Clinical Solutions Group, the software and related services segment of our business, provides clinical software solutions, including electronic health record (EHR), electronic prescribing (e-prescribing) and document imaging solutions. Our Physicians Interactive Group, the information services segment of our business, provides clinical education and information solutions for physicians and patients, along with physician-patient connectivity solutions through our partnership with Medem, Inc. (Medem). Our Medication Solutions Group, the prepackaged medications segment of our business, provides prepackaged medication fulfillment solutions, which includes both medications and software for dispensing and inventory control.

On January 18, 2006, we entered into an agreement of merger pursuant to which we agreed to acquire A4 Health Systems, Inc. for approximately $278.5 million, of which approximately $215 million is payable in cash and approximately $63.5 million is payable through the issuance of 3,500,000 shares of our common stock (based on the last reported sale price of $18.15 per share of our common stock on the Nasdaq National Market on February 22, 2006). A4 develops and provides EHR and practice management solutions to small and mid-sized physician practice groups, emergency department information systems (EDIS) to hospital emergency departments, and care management solutions to hospitals. A4 was founded in 1970 and is based in Cary, North Carolina.

We believe that the strategic benefits of the A4 Acquisition include expanded product and service offerings, broadened customer base and additional operating scale. The A4 Acquisition will enable us to extend our product offerings by allowing us to independently offer an integrated solution that combines our EHR solution with A4’s practice management system. We intend to market this integrated solution to customers outside of the IDX customer base. The A4 Acquisition will also allow us to reach new markets: small and mid-sized physician practice groups seeking either a practice management system or a combined EHR and practice management solution, and hospitals seeking EDIS and care management solutions. We believe that these EDIS and care management solutions offer a natural connection to our ambulatory applications, facilitating the continuity of care between the acute and ambulatory healthcare settings. For more information, see “The A4 Acquisition.”

Industry Overview

We believe that the healthcare information technology market for providers is large and growing. A 2005 Gartner report estimates that the market for healthcare provider information technology software and services (excluding hardware) was $7.3 billion in 2004, and is estimated to expand to $10.8 billion by 2009. We also provide services for two additional significant markets: clinical information solutions, and prepackaged medications and related solutions for physicians.

Clinical Solutions

EHR/Practice Management Physician Practice Opportunity. EHR solutions automate the collection and management of clinical data, allowing physician practice groups to enter, organize, and effectively utilize secure patient chart information at the point of care. EHR solutions also streamline practice-wide clinical workflow and communication and help physicians manage lab orders, results and other data. EHR solutions can improve healthcare quality and reduce costs by preventing medical errors, reducing paperwork and reducing administrative inefficiencies. Practice management systems automate administrative workflow, including scheduling, patient billing and collection and claims management. Practice management systems improve the efficiency of operations within a physician practice, particularly the financial aspects of the practice related to billing and reimbursement.

According to a 2004 Frost & Sullivan report, spending on EHR by physician practices was estimated to be $569 million in 2003 and estimated to expand to $982 million by 2007. The practice management market for physician practices was estimated to be $568 million in 2003, and estimated to expand to $1 billion in 2007. According to Health Affairs, approximately 24% of physician practice groups have implemented or are in the process of implementing an EHR and an additional 34% of physician practice groups intend to purchase or implement an EHR in the next two years.

Hospital Emergency Department Solution Opportunity. Hospital emergency department information systems automate emergency room processes, including patient registration, triage, tracking and reporting. Hospital emergency department information systems may enable hospitals to better manage patient flow and emergency department activity. According to a 2005 Frost & Sullivan report, the market size for hospital emergency department information systems was $120.8 million in 2004 and was estimated to expand to $240.5 million in 2008.

Care Management Solution Opportunity. Hospital care management programs automate processes related to case management, quality management and utilization management. Care management programs help hospitals manage length of stay, billing and claims processing, and patient care resources. The benefits of these solutions to hospitals include enhanced financial performance and improved patient outcomes. According to a 2004 Frost & Sullivan report, there are approximately 5,600 hospitals in the United States. We believe there is relatively low penetration of care management solutions in the hospital market, and we believe that there is a significant opportunity for us to penetrate this market.

Factors Driving Acceptance. Currently, we believe that there are many factors positively impacting the rate of adoption and growth of clinical software solutions, including overall acceptance of electronic health records as a standard within clinical practice, recent federal and state government support of electronic health record initiatives and a potential return on investment (ROI) from the adoption of these clinical software solutions.

Because physicians and patients are increasingly accepting EHR solutions (and Internet and information technology solutions), we believe that physicians are becoming comfortable with information technology and thus are looking to benefit from the advantages and ROI such technology can provide. These benefits include the reduction in the cost of medical records administration, reduction of transcription expenses, reduction in medication errors and unnecessary testing, reduction in nurse administration time, faster communications of clinical care and laboratory test results, lower clinical care documentation cost, improved quality of care, more complete and accurate medical documentation, the ability to participate efficiently and effectively in clinical trials and reduction of adverse drug events. These benefits reduce administrative costs, provide revenue enhancement opportunities for medical practices and allow physicians to utilize time and resources more efficiently to see more patients, which increases overall productivity and profitability.

The government and other key stakeholders are pursuing cost savings and quality improvement initiatives throughout the healthcare delivery system. In May 2004, President Bush set the goal for every American to have an electronic record within ten years. To encourage broad adoption of healthcare information technology, the Department of Health and Human Services has been collaborating with the private sector and other federal agencies to identify and endorse standards for health information to be shared safely and securely among healthcare providers. In addition, as one of the largest payors for healthcare, the federal government is expected to create incentives and opportunities for healthcare providers to use electronic health records. We believe that as the federal government continues to advocate the adoption of health information technology, perceived barriers to adoption are reduced and clinical software solutions are increasingly accepted by physicians and hospitals, enabling our solutions to achieve critical mass.

Physicians Interactive

Clinical education and information solutions programs link physicians with pharmaceutical companies, medical product suppliers and health plans. These web-based solutions, often referred to as e-Detailing, use interactive sessions to provide product information and clinical education to physicians. Pharmaceutical companies leverage e-Detailing to assist in the marketing and sales efforts for their products. According to a 2004 Verispan report, annual promotional spending by the pharmaceutical industry was approximately $19.1 billion in 2004. We believe that there is a significant opportunity for our clinical education and information solutions within this market. We believe that one of the drivers in this market is the growing need for pharmaceutical companies to communicate with physicians in more efficient and cost-effective ways. As more physicians access online resources, we believe that pharmaceutical companies are increasingly seeking to communicate with physicians directly through this highly effective channel. Our Physicians Interactive Group offers electronic marketing and educational programs to pharmaceutical companies, and delivers these programs to a network of physicians nationwide through an interactive web-based platform.

Medication Solutions

The market for the sale of prepackaged medications to physicians for on-site dispensing includes medications distributed for occupational health, workers compensation, urgent care and bariatric facilities. On-site dispensing offers provider organizations an opportunity to improve financial performance by adding an incremental source of revenue and reducing expenses related to prescription transmission, billing and processing. From a patient perspective, the dispensing of medications at the point of care provide an increased level of convenience, privacy and treatment compliance, whether in the physician’s office, at a clinic or at the patient’s place of employment.

Our Competitive Strengths

We believe that the following competitive strengths are the keys to our success:

World-class technologies that enable industry-leading solutions

We have been an innovator in the development and adoption of clinical solutions. We believe our clinical solutions provide the following advantages:

•	Accessibility. As a web-based application, physicians can instantly access our clinical solutions from a variety of locations, including the exam room, hospital, office or home. With our EHR solutions, physicians can easily perform such important tasks as dictation and charge capturing in an offline mode and immediately transfer those files once reconnected to the network. Our solutions run on tablet PCs, desktop workstations and other wireless devices.

•	Connectivity. Our clinical solutions connect physicians to the valuable, objective information they need prior to, during and after the care process, enabling physicians to provide higher quality care and do so more cost effectively.

•	Paperless Innovation. Our document imaging and scanning solutions allow even the largest organizations to manage information and documentation in a paperless environment and provide optical character recognition technology to rapidly retrieve information within the EHR.

•	Wireless Leadership. Using wireless handheld devices or desktop workstations, we believe that we have accelerated the use of a wireless platform, automating all of the most common physician activities, including prescribing, capturing charges, dictating, ordering lab tests, viewing lab results, providing patient education, and taking clinical notes.

•	Interoperability. Our products are designed to operate with existing installed systems, in both ambulatory and acute settings.

•	Modularity. The ability to implement individual modules of our product solution enables physicians to start with the tools that solve their most pressing needs and provides an opportunity for a rapid return on investment.

•	Award-Winning Solutions. Our clinical software solutions have garnered numerous industry accolades and honors. In 2004, a survey by KLAS Enterprises, LLC, a research and consulting firm specializing in monitoring and reporting the performance of healthcare’s information technology vendors, named TouchWorks as the top EHR solution. We have also won awards at the TEPR (Towards an Electronic Patient Record) Conference and from the Microsoft Healthcare Users Group for the last three consecutive years for our TouchWorks solution.

Breadth of product and service offering

We are a leading provider of clinical software, connectivity and information solutions that physicians use to improve the delivery and quality of healthcare. Our suite of clinical software solutions includes electronic health records, electronic prescribing, and personal health records, encompassing virtually all of the most common functions performed by a physician at the point of care. With the A4 Acquisition, our product offerings will be further broadened to include an integrated EHR and practice management solution for small to mid-sized physician groups, as well as EDIS to hospital emergency departments, and care management solutions to hospitals.

Rapid return on investment

In addition to offering clinical benefits, our products and services are designed to provide a rapid ROI by increasing revenues and reducing costs to physicians. Our EHR solution is designed to seamlessly interface with existing scheduling and billing systems in order to better facilitate and optimize third party reimbursement through improved documentation. In addition, with more accurate record management, physicians can undertake additional revenue generating activities that traditionally require extensive record-keeping, such as conducting clinical trials. Our solutions reduce expenses by limiting the administrative headcount required for managing paper records, facilitating document transfers, reducing transcription costs and reducing space required for storage of paper charts. Our prescription management software also reduces the administrative time required to write and verify prescriptions and refills.

Ease of adoption and use

Because our EHR solutions leverage a modular approach, our physician customers can start with one or a few modules before implementing the entire EHR. This enables physicians to gain a level of confidence with a foundational unit and initial modules, adding more functionality at their own pace as their experience and comfort level grows. We believe that such ease of adoption leads to greater physician utilization. We have designed our clinical software solutions to be easy to use by automating basic clinical workflows, enabling the application to learn the physician’s preferences, providing the ability to operate on multiple hardware platforms, allowing physicians to document encounters in multiple ways and by integrating the EHR with other systems to provide the physician with a more complete view of the patient and improve efficiency.

Significant installed base

Over 170 physician practices, representing over 2,000 clinics nationwide and including some of the country’s most prestigious medical groups, have selected our EHR solution, TouchWorks. Our customer base will be extended to include another approximately 1,700 healthcare organizations nationally with the A4 Acquisition, if consummated, including small and mid-sized physician practice groups. Our significant installed base serves as a referral source for our prospective clients who are interested in purchasing an EHR solution. We believe that reference site evaluations are a primary driver influencing a customer’s purchasing decision. Prospective clients want to know (a) how our solutions meet their needs, (b) if a return on investment can be achieved and (c) what their peers are doing. We believe our large and influential installed base helps us communicate our credibility, expertise and results. Further, we have the opportunity to sell additional modules to, and add additional users within, our existing customer base. In that regard, approximately 33% of our 2004 bookings were made to existing customers.

Integrated solution and product offering with IDX

We have a strategic alliance agreement with IDX and GE that was entered into in January 2001 and amended in January 2006. Under this agreement, we are a preferred provider of ambulatory, point-of-care clinical EHR solutions to IDX’s installed base of medium to large physician practices nationwide, representing over 138,000 potential physician customers. By integrating the Allscripts solutions with existing IDX systems, we believe we have a significant competitive advantage in selling to medium and large sized physician practice groups nationwide. IDX has a strong market position with academic medical centers and large group practices. We believe that IDX clients choose Allscripts because of our strong reference sites, product vision, industry leadership, rapid deployment capability and committed people. As of September 30, 2005, we had signed contracts with over 130 IDX clients. For additional information, see “Certain Relationships and Related Transactions—IDX Relationship.”

Experienced employee base with significant expertise

Our employees have significant experience in developing, marketing and implementing our award-winning clinical solutions, which positions us well with physicians. Our people leverage a broad network of relationships and enjoy a deep product and technology knowledge base that physicians rely upon to meet their clinical software, connectivity and information solution needs. Our employees’ significant industry experience and capacity to execute client solutions allows us to remain focused on our commitment to client success and is a key competitive advantage for us.

Diversified business model

Our business model includes three business segments which we believe provides for a more diverse revenue stream and enhances our financial stability. Our Clinical Solutions Group is our award-winning and industry leading clinical software solutions segment and is the core engine and driver of our overall business. Our Physicians Interactive Group addresses the interactive educational needs of pharmaceutical companies seeking to deliver messages to physicians more efficiently and cost-effectively. Our Medication Solutions Group offers on-site medication dispensing, which provides delivery of medications to a patient conveniently and confidentially and provides physicians with an additional revenue stream. We believe these segments are complementary because they each provide solutions that physicians use to improve healthcare.

Our Strategy

Our objective is to be the leading provider of clinical software, connectivity and information solutions for physicians to inform, connect and transform healthcare. Key elements of our strategy include:

Expand and broaden physician base across all physician practice market segments

We intend to continue to penetrate the IDX customer base and expand our presence outside of this base. Through our proposed A4 Acquisition, we intend to target the small and mid-sized physician practice group market, which is a core focus of A4. We believe the A4 Acquisition presents us with a significant opportunity to expand into this largely untapped market. In addition, we plan to expand our presence into the medical specialty practice group market by offering tailored solutions that address the particular needs of specialty groups such as cardiology, orthopedics, oncology and ophthalmology. Lastly, we also intend to target the EDIS and care management solution markets, which offer a natural connection to our ambulatory applications, facilitating the continuity of care between the acute and ambulatory healthcare settings.

Increase physician utilization of our solutions

We will continue to emphasize increased physician utilization of our solutions by providing in-depth training and robust customer support services. We will also continue to direct the development of our solutions around physician workflow, making our solutions intuitive and easy to use, which we believe will promote further utilization. Increased utilization of our solutions provides ongoing and additional revenue from maintenance, EDI and clinical transactions.

Continue to lead through product innovation

We plan to continue to be an innovator in the development and adoption of clinical solutions. We focus on creating scaleable and modular solutions that function seamlessly across the continuum of care. We also intend to develop solutions and processes that allow for more rapid implementation, which improves the value proposition of our offerings to physicians and also allows us to scale our operations without incurring additional expense. We plan to broaden the functionality of our products to address the particular needs of specialty medical groups. We have dedicated significant resources toward the development and continuous improvement of our products.

Expand and leverage our strong brand recognition

We will continue to build upon our strong brand recognition as a means of increasing awareness, adoption and utilization of our award-winning solutions to strengthen our position as a market leader. We leverage our successes through publicity and media campaigns that highlight our customers’ successful implementations of our solutions and their return on investment. In addition, reference site evaluations from our installed base reinforce our brand recognition. As a leader in our industry, we will continue to pursue initiatives with federal and state governmental agencies, such as the Department of Health and Human Services’ Centers for Medicare and Medicaid Services to drive awareness and accelerate acceptance of EHR.

Further broaden our technology and markets by continuing to pursue strategic opportunities

Our successful track record of strategic acquisitions has helped to make us a leading provider of clinical software, connectivity, and information solutions for physicians. We have completed the following acquisitions: ChannelHealth (electronic medical record solution), MasterChart (dictation, integration and patient record software), Advanced Imaging Concepts (electronic document imaging), Medifor (patient and physician education products), and RxCentric (clinical education and information solution). The proposed A4 Acquisition will provide us with the opportunity to expand our market penetration into small and mid-sized physician practice groups and offer an integrated electronic health records and practice management solution. We may pursue acquisitions of other complementary businesses, technologies or other assets. In addition, we will continue to pursue strategic alliances, such as our IDX and Medem relationships, to further enhance our technology capabilities, network of customer contacts and distribution platform.

Sales and Marketing

We have experienced sales executives with extensive industry expertise. In the Clinical Solutions Group, we primarily sell directly to our customers, including to the IDX customer base, through our sales force. We also have targeted direct sales forces for our Physicians Interactive Group and our Medication Solutions Group. As of September 30, 2005, we had 56 sales and marketing employees, 48 of whom represented our direct sales force (including 40 direct sales personnel in our Clinical Solutions Group). As of September 30, 2005, A4 had 58 sales and marketing employees, 51 of whom represented its direct sales force. Our sales and marketing professionals are located throughout the United States.

Products and Services

Clinical Solutions Group

Our Clinical Solutions Group provides the following clinical software solutions:

•	TouchWorks is an award-winning EHR solution designed to enhance physician productivity using Tablet PCs, wireless handheld devices, or a desktop workstation for the purpose of automating the most common physician activities, including prescribing, dictating, ordering lab tests and viewing results, documenting clinical encounters, and capturing charges, among others. TouchWorks has the functionality to handle the complexities of large physician practices, while also addressing the needs of mid-sized physician practice groups.

•	TouchScript is an e-prescribing solution that physicians can access securely via the Internet to quickly, safely and securely prescribe medications, check for drug interactions, access medication histories, review drug reference information, and send prescriptions directly to a pharmacy or mail order facility. TouchScript can be a starting point for medical groups to seamlessly transition over time to a complete EHR.

•	TouchChart (formerly Impact.MD) provides an electronic repository for all patient record information including patient charts, office notes, lab results, explanation of benefits, and referral letters among other paper based documents. As with TouchScript, TouchChart can be a starting point for medical groups seeking to seamlessly transition over time to a complete EHR.

Physicians Interactive Group

Our Physicians Interactive Group provides the following key solutions:

•	Physicians Interactive is an web-based solution that links physicians with pharmaceutical companies, medical product suppliers and health plans. This solution, often referred to as e-Detailing, uses interactive sessions to provide product information and clinical education to physicians, which promotes more informed decision-making, increased efficiency, and ultimately higher quality patient care.

•	Patients Interactive is a web-based solution that enables physician-directed patient education, promoting medication adherence and compliance, and disease management. Through our partnership with Medem, our Patients Interactive and TouchWorks solutions also provide physicians and patients with a tool for secure online consultations, automated disease management services and personal health records.

Medication Solutions Group

Our Medication Solutions Group provides point-of-care medication management and medical supply solutions for physicians and other healthcare providers. With over 15,000 physician customers nationwide, we enable physician groups, and occupational health, workers compensation, urgent care and bariatric facilities to dispense medications at the point of care. Our medication repackaging solutions offer provider organizations an opportunity to improve financial performance by adding an incremental source of revenue and reducing expenses related to prescription transmission, billing and processing. From a patient perspective, our medication repackaging solutions provide an increased level of convenience, privacy and treatment compliance.

A4 Solutions

A4 offers clinical solutions to physician practice groups and hospital emergency departments, as well as practice management solutions to physician groups. A4 provides the following solutions:

•	HealthMatics EHR is an electronic health record solution targeted at small to mid-sized physician practice groups. Like our TouchWorks EHR, this solution automates the most common physician activities, such as prescribing, clinical reporting, ordering lab tests and viewing results, and capturing charges. A4 also offers a disaster recovery solution that safeguards data and provides remote application access in the event of a failure at the primary system site.

•

HealthMatics Ntierprise is a practice management system that streamlines administrative aspects of physician practices, including patient scheduling, electronic remittances, electronic claims submission and electronic statement production. This system also provides multiple resource scheduling, instant reporting and referral tracking. A4’s electronic data interchange solution facilitates statement management processing, claims management processing, electronic remittances and appointment reminders.

•	HealthMatics ED and EmSTAT are emergency department information systems designed to manage patient flow through the emergency department by tracking patient location, activity and outstanding orders and procedures. These solutions guide emergency clinicians in entering consistent, complete and efficient documentation on patients and provide shareable, real-time, mobile access to patient information from registration to discharge.

•	Canopy is a web-based software solution that streamlines the patient care management process. Canopy automates utilization, case, discharge and quality management processes relating to patient hospital visits. These systems are based on an application service provider (ASP) model designed to provide ease of use and minimal IT staff involvement at the hospital.

Research and Development

As of September 30, 2005, we had 48 employees in our research and development group. In addition, we engage the services of approximately 40 dedicated development professionals in India. As of September 30, 2005, A4 had 59 employees in its research and development group. The primary purposes of our research and development groups are to develop new features and enhancements to our respective solutions, ensure that our solutions comply with continually evolving regulatory requirements and create additional opportunities to connect our systems to the healthcare community.

For the year ended December 31, 2004, we spent approximately 18% of our software and services revenue on related research and product development. We capitalize software development costs incurred from the time technological feasibility of the software is established until the software is available for general release. Research and development costs and other computer software maintenance costs related to software development are expensed as incurred.

Competition

Clinical Solutions Group

Our industry is intensely competitive and rapidly evolving in terms of both technology and product standards. There are numerous companies that offer EHR products and the marketplace remains fragmented. We face competition from several types of organizations, including providers of practice management solutions, ambulatory and acute EHR solutions, and enterprise-wide application solutions.

Our key competitors in the EHR and practice management markets include Cerner Corporation, eClinicalWorks Inc., Emdeon Corporation (formerly known as WebMD corporation), Epic Systems Corporation, General Electric Company (GE), iMedica Corporation, McKesson Corporation, Misys Healthcare Systems and Quality Systems, Inc. In the hospital market, our key competitors are MedHost, Inc., Picis, Inc. and Wellsoft Corporation. A4 also competes with certain of these entities.

Physicians Interactive Group

We compete with several types of organizations, including clinical information and education providers, such as disease state management companies, full service e-marketing companies, companies who provide e-Detailing software, and the in-house efforts of our clients, including health plans, pharmacy benefit managers, and pharmaceutical companies. Our key competitors include Aptilon Inc., Dendrite International, Inc., Emdeon Corporation, Lathian Systems, Inc., Medsite, Inc., Quintiles Transnational Corp. and Ventiv Health, Inc.

Medication Solutions Group

Competitors of our Medication Solutions Group include other medication repackaging service and bulk pharmaceutical distributors. Our key competitors in this segment include Cardinal Health, Inc., DRx (a wholly owned subsidiary of Purkinje, Inc.), McKesson Corporation, PD-Rx Pharmaceuticals, Inc., Pharmapac, Physicians Total Care, Inc., Southwood Pharmaceuticals, Inc. and various other regional distributors.

Strategic Alliances

Our key strategic relationships include the following:

•	IDX. We have a strategic alliance agreement with IDX and GE that was entered into with IDX in January 2001 and amended on January 18, 2006. Under this agreement, we are a preferred provider of ambulatory, point-of-care clinical EHR solutions to IDX’s installed base of medium to large physician practices nationwide, representing over 138,000 potential physician customers. The amended agreement with IDX and GE, which runs through January 2011, supports the ongoing integration and compatibility of the Allscripts and IDX products. We also have the right to offer our own integrated practice management and EHR solution. IDX owned approximately 17.3% of our common stock at December 31, 2005 (approximately 12.4% after giving effect to this offering, the IDX stock repurchase and the A4 Acquisition). See “Prospectus Supplement Summary—Recent Developments—IDX Stock Repurchase” and “Certain Relationship and Related Transactions—IDX Relationship.”

•	Medem. Allscripts has a strategic partnership with Medem, Inc., a physician-patient communications network, founded and governed by the American Medical Association and 45 leading medical societies. Allscripts and Medem collaborate on distribution and expansion of interactive e-health solutions to physicians and their patients, with a focus on secure personal health records for patients, connecting to selected information from Allscripts electronic health record and e-prescribing solutions. Medem also provides personal interactive health records for patients, customizable web sites for physician practices with integrated HIPAA-compliant secure email, fee-based online clinical consultation software, and trusted, award-winning clinical content from America’s leading medical societies. We own approximately 1.9% of Medem and have the ability to increase this ownership to approximately 31.9% (38.9% of voting shares) if we exercise our option to purchase additional equity and exercise our right to convert our note into additional equity. See “Certain Relationships and Related Transactions—Medem Relationship.”

Employees

As of September 30, 2005, we employed 367 persons on a full-time basis, including 152 in customer service and support, 56 in sales and marketing, 33 in production and warehousing, 48 in product development and 78 in general and administrative. As of September 30, 2005, A4 employed 392 persons on a full-time basis, including 202 in customer service and support, 58 in sales and marketing, 91 in product development and 41 in general and administrative. None of our or A4’s employees is a member of a labor union or is covered by a collective bargaining agreement. We believe we have good relations with our employees.

Facilities

Our corporate headquarters is located in downtown Chicago, consists of approximately 13,000 square feet and includes corporate administration, finance, education, and some sales and marketing personnel. The corporate headquarters lease expires in December 2014.

Our repackaging and operating facilities are located in Libertyville, Illinois, in approximately 62,000 square feet of space under a lease that expires in June 2009. We lease an additional 4,000 square feet of space of repackaging facilities in Grayslake, Illinois, under a lease that expires in June 2007. We also maintain offices for sales, marketing, operations and development efforts in Louisville, Kentucky, with approximately 8,400 square feet under a lease that expires in June 2006; in Port Townsend, Washington, with approximately 2,900 square feet under a lease that expires in March 2007; and in Burlington, Vermont, with approximately 15,000 square feet under a lease that expires in September 2006. We believe that our facilities are adequate for our current operations.

A4’s corporate headquarters is located in Cary, North Carolina, which consists of approximately 55,000 square feet owned by A4. A4 also leases an approximately 7,400 square foot warehouse facility in Morrisville, North Carolina under a lease that expires in September 2010 and leases approximately 4,900 square feet of office space in Austin, Texas under a lease that expires in January 2008, approximately 1,800 square feet of office space in Round Rock, Texas under a lease that expires in October 2007, approximately 15,200 square feet of office space in New Hampshire under a lease that expires in October 2008 and approximately 3,000 square feet of office space in Michigan under a lease that expires in August 2007. A4 believes that its facilities are adequate for its current operations.

Legal Proceedings

Beginning in 1999, we became a defendant in various multi-defendant lawsuits involving the manufacture and sale of dexfenfluramine, fenfluramine and phentermine. The majority of these suits were filed in state courts in Texas. The plaintiffs in these cases claim injury as a result of ingesting a combination of these weight-loss drugs. In each of these suits, we are one of many defendants, including manufacturers and other distributors of these drugs. We do not believe we have significant liability incident to the distribution or repackaging of these drugs, and we have tendered defense of these lawsuits to our insurance carrier for handling. In addition, we have been indemnified by the primary manufacturer of the drugs at issue in these cases. We believe that it is unlikely that we are responsible for the distribution of the drugs at issue in many of these cases. The lawsuits are in various stages of litigation, and it is too early to determine what, if any, liability we will have with respect to the claims made in these lawsuits. If our insurance coverage and our indemnity from the drug manufacturer is inadequate to satisfy any resulting liability, we will have to defend these lawsuits and be responsible for the damages, if any, that we suffer as a result of these lawsuits. We do not believe that the outcome of these lawsuits will have a material adverse effect on our financial condition, results of operations or cash flows.

In addition, we and A4 are involved in litigation incidental to our respective businesses from time to time. We and A4 are not currently involved in any litigation in which we believe an adverse outcome would have a material adverse effect on our business, financial condition, results of operations or prospects.

MANAGEMENT

Name	Position
Glen E. Tullman	Chairman of the Board and Chief Executive Officer
Lee A. Shapiro	President
Joseph E. Carey	Chief Operating Officer
William J. Davis	Chief Financial Officer
Robert A. Compton	Director
Marcel L. “Gus” Gamache	Director
Bernard Goldstein	Director
Philip D. Green	Director
M. Fazle Husain	Director
Michael J. Kluger	Director

Our senior management includes the following individuals:

Glen E. Tullman, age 46. Mr. Tullman joined Allscripts as Chief Executive Officer in August 1997 to lead our transition into the Healthcare Information Sector. In May 1999, Mr. Tullman became our Chairman of the Board. Prior to joining Allscripts from October 1994 to July 1997, Mr. Tullman was Chief Executive Officer of Enterprise Systems, Inc., a healthcare information services company providing resource management solutions to large integrated healthcare networks. From 1983 to 1994, Mr. Tullman served in a number of management roles including President and Chief Operating Officer of CCC Information Services, Inc., a provider of information systems to property and casualty insurers. Mr. Tullman has been named to the Leadership Council for the e-Healthcare Initiative and currently serves on the board of directors of the Juvenile Diabetes Research Foundation in Chicago, as well as a number of other private boards.

Lee A. Shapiro, age 49. Mr. Shapiro became President of Allscripts in 2002 and has been with Allscripts since April 2000. Mr. Shapiro has directed our mergers and acquisitions activities, including the acquisition of ChannelHealth, Advanced Imaging Concepts and RxCentric, as well as our strategic relationships, such as those with Microsoft, HP, AmerisourceBergen and IDX. Prior to joining Allscripts, Mr. Shapiro was the Chief Operating Officer of Douglas Elliman-Beitler, a commercial office management and development company, where he directed all business activities throughout the United States. Mr. Shapiro practiced commercial law at Barack, Ferrazzano, Kirschbaum, Perlman & Nagelberg, a Chicago law firm. Commencing in 1985, Mr. Shapiro became President of SES Properties, Inc., a closely held, fully integrated real estate company based in Carlsbad, CA and also the largest retail developer in Las Vegas, Nevada, during his tenure. Concurrently, Mr. Shapiro formed City Financial Bancorp in 1986 and served as its Vice Chairman. He was responsible for acquisition of financial institutions, financing, regulatory issues, legal affairs, review and restructuring of operations and the ultimate sale of the company.

Joseph E. Carey, age 48. Mr. Carey has been our Chief Operating Officer since April 1999 and has over 17 years of healthcare information technology experience. From September 1998 to April 1999, he served as President and Chief Operating Officer of Shopping@Home, Inc. Prior to that time, he was Senior Vice President and General Manager of the Resource Management Group of HBO & Company, a healthcare software firm. Mr. Carey joined HBOC in 1997 with HBOC’s acquisition of Enterprise Systems, Inc., where he held the role of President from 1993 until the acquisition. Mr. Carey previously served as one of the founding board members for the Microsoft Healthcare Users’ Group (MSHUG) and as a Foundation Member on the board of the College of Healthcare Information Management Executives (CHIME).

William J. Davis, age 37. Mr. Davis became our Chief Financial Officer in October 2002, and is responsible for financial operations as well as our human resource and MIS operations. Mr. Davis was the Chief Financial

Officer of Lante Corporation from 2000 until he joined Allscripts and was Controller of Lante from 1999 through 2000. From 1991 through 1999, Mr. Davis was a Senior Manager in the Technology Group of PriceWaterhouseCoopers LLP.

In addition to Mr. Tullman, the other members of our board of directors include the following individuals:

Robert A. Compton, age 50. Mr. Compton was elected to our board of directors in August 2003. Mr. Compton was the Chief Executive Officer of NoInk Communications from 2002 until the company’s sale in 2004. NoInk was a privately held provider of handheld and web-based software solutions for pharmaceutical and medical device sales professionals, which he founded in 2000. From 1999 to January 2000, Mr. Compton was President of the Neurologic Technologies Division of Medtronic, Inc., a medical technology company. From 1997 until 1999, Mr. Compton was President and Chief Operating Officer of Sofamor Danek Group, Inc., a medical device manufacturer, which was acquired by Medtronic, Inc. in January 1999. From 1988 until 1997, Mr. Compton served as general partner of CID Equity Partners, a venture capital firm. Mr. Compton also serves on the board of directors of Experiencia, Inc. and ExactTarget, Inc., where he serves as Chairman.

Marcel L. “Gus” Gamache, age 62. Mr. Gamache was elected to our board of directors in August 2003. From 1994 to 2005, Mr. Gamache was President and Chief Executive Officer of ConnectiCare, a Farmington, Massachusetts-based managed care company serving more than 270,000 members in Connecticut and western Massachusetts. Prior to his work at ConnectiCare, Mr. Gamache was employed for 19 years at Blue Cross and Blue Shield of Massachusetts where he served as internal auditor and controller during that time. He currently is a member of the board of directors of the MetroHartford Chamber of Commerce, as well as a number of other private boards.

Bernard Goldstein, age 75. Mr. Goldstein was elected to our board of directors in 2001. From 1979 to 1996, Mr. Goldstein was a Managing Director of Broadview International, LLC, a financial services firm specializing in merger and acquisition transactions for communications, IT, and media companies. Thereafter, he served as a director of Broadview until 2002. He is a past President of the Information Technology Association of America, the industry trade association of the computer service industry, and past Chairman of the Information Technology Foundation. Mr. Goldstein was a director of Apple Computer Inc. until August 1997, and is currently a director of Sungard Data Systems, Inc. and several privately held companies.

Philip D. Green, age 55. Mr. Green was elected to our board of directors in 1992. Mr. Green has been a partner with the law firm of Gardner Carton & Douglas, LLP since June 2004. From June 2000 until that time, Mr. Green was a partner with Akin, Gump, Strauss, Hauer & Feld, L.L.P. From 1989 to June 2000, Mr. Green was a partner with the law firm of Green, Stewart, Farber & Anderson, P.C., of which Mr. Green was a founding partner. From 1978 through 1989, Mr. Green was a partner in the Washington, D.C. based law firm of Schwalb, Donnenfeld, Bray & Silbert, P.C. Mr. Green practices healthcare law and represents several major teaching hospitals. Mr. Green serves on the board of directors of I-trax, Inc.

M. Fazle Husain, age 41. Mr. Husain was elected to our board of directors in April 1998. Mr. Husain is a Managing Director of Morgan Stanley and Managing Member of Morgan Stanley Venture Partners III, L.L.C. and its affiliated entities, a late stage venture capital fund, investing primarily in companies in the medical technology and information technology sectors. Mr. Husain joined Morgan Stanley in 1987, and since 1991, has focused on investing in healthcare and software companies. He currently serves on the board of directors of Cross Country Inc. and several private medical and software companies.

Michael J. Kluger, age 49. Mr. Kluger was elected to our board of directors in 1994. Since 1992, Mr. Kluger has served as a Managing Director of Liberty Capital Partners, Inc., a New York investment management firm and the general partner of Liberty Partners, L.P. Since November 2001, Mr. Kluger has also been a Managing Director of AIG Altaris Health Partners, L.P., a private equity healthcare firm, and from June 2001 to March 2005, Mr. Kluger served on the board of directors of ConnectiCare, Inc.

If the A4 Acquisition is consummated, effective on the closing date, Mr. McConnell will be appointed to our board of directors.

John P. McConnell, age 55. Mr. McConnell has served as A4’s Chief Executive Officer and Chairman since October 1998. In 1982, Mr. McConnell co-founded Medic Computer Systems and served as its Chief Executive Officer until its sale to Misys Healthcare Systems in 1998. Since October 1998, Mr. McConnell has been a manager of McConnell Venture Partners Fund, LLC, which provided venture funding to A4. Mr. McConnell currently is a member of the board of directors of Blackbaud, Inc., Med3000 and the 2004 WakeMed Foundation in North Carolina.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our policy is that all transactions between us and our executive officers, directors and principal stockholders must be approved by our Audit Committee or our independent directors.

IDX Relationship

Stock Rights and Restrictions Agreement

In connection with our acquisition of ChannelHealth in January 2001, we entered into a stock rights and restrictions agreement with IDX, which is one of our significant stockholders. IDX owned approximately 17.3% of our common stock at December 31, 2005 (approximately 12.4% after giving effect to this offering, the IDX stock repurchase and the A4 Acquisition). See “Prospectus Supplement Summary—Recent Developments—IDX Stock Repurchase.”

Allscripts Board of Directors

Until the earlier of (1) termination of the stock rights and restrictions agreement or (2) the date that IDX and its affiliates beneficially own fewer than 25% of the Allscripts shares of common stock issued to IDX upon completion of the ChannelHealth acquisition, IDX is entitled to designate an individual to our board of directors.

Limitation on Business Combination Transactions

During the term of the stock rights and restrictions agreement, we and IDX have each agreed not to engage in or propose any transaction referred to in the agreement as a “business combination,” which means a merger, consolidation, “business combination” as defined in Section 203 of the Delaware General Corporation Law as currently in effect, compulsory share exchange, recapitalization or other transaction involving the other and pursuant to which the other party’s voting securities are exchanged for cash, securities or other property, or any sale of all or substantially all of the assets of the other party, make any proposal with respect to a tender or exchange offer for the other party’s voting securities or a liquidation of the other party, or request or solicit any other person to make a tender or exchange offer or to propose a business combination, unless the transaction is approved by a majority of the other party’s continuing directors, as defined in the agreement, or the party engaging in or proposing the transaction beneficially owns less than 5% of the other party’s voting securities and, with respect to transactions engaged in or proposed by IDX, IDX has no representative on our board of directors.

Limitation on Acquisition and Disposition of Voting Securities

Without the consent of a majority of the other party’s continuing directors, neither we nor IDX may acquire any additional voting securities of the other, except under certain limited circumstances. In addition, the stock rights and restrictions agreement imposes certain limitations on IDX’s ability to transfer beneficial ownership of its Allscripts voting securities.

Voting of Allscripts Shares Held by IDX

Generally the stock rights and restrictions agreement permits IDX to vote in its complete discretion on all matters voted on by our stockholders. Notwithstanding the foregoing, on certain matters IDX generally must vote all of its Allscripts shares in accordance with the recommendation of our continuing directors; however, in limited circumstances related to IDX’s breach of its obligations to us, IDX is not required to vote its Allscripts shares in accordance with the recommendation if the average closing price of our common stock during the 90 trading days preceding the vote is less than $14.5625. These matters are those that:

•	constitute a business combination involving us;

•	involve the acquisition by any person other than IDX or its affiliates of beneficial ownership of greater than 50% of the then outstanding Allscripts voting securities;

•	involve the issuance by us of our own securities for cash; or

•	involve any acquisition by us, whether through merger, share exchange, purchase of assets or otherwise.

IDX’s Right to Participate in Securities Issuances by Allscripts

If at any time during the term of the stock rights and restrictions agreement we plan to issue Allscripts voting securities, or securities exercisable, exchangeable for or convertible into our voting securities and, as a result, IDX’s beneficial ownership of all outstanding Allscripts voting securities would be reduced to below 2% after giving effect to the proposed transaction, then we must offer to sell to IDX a number or amount of the securities proposed to be issued that, if purchased by IDX, would permit IDX and its affiliates to beneficially own a number of Allscripts voting securities determined by dividing the aggregate number of outstanding Allscripts shares of common stock then beneficially owned by IDX by the total number of Allscripts shares of common stock then outstanding.

Termination

The stock rights and restrictions agreement will terminate by its terms in January 2011, but it may be terminated earlier as follows:

•	by mutual written consent of IDX and us; or

•	by IDX if we file for bankruptcy, or another person commences a bankruptcy proceeding against us and the proceeding is not dismissed or stayed within 60 days, or if an order for relief under a bankruptcy law is entered against us.

The foregoing description of the stock rights and restrictions agreement is qualified in its entirety by reference to the full text of the agreement which is incorporated by reference into this prospectus supplement.

Strategic Alliance Agreement

In 2001, in connection with our acquisition of ChannelHealth from IDX, we entered into a 10-year strategic alliance agreement with IDX pursuant to which we and IDX agreed to coordinate product development and align our respective marketing processes. Under this agreement, IDX had granted us the exclusive right to market, sell, license and distribute ambulatory point-of-care and clinical EHR solutions to IDX customers. On January 4, 2006, IDX was acquired by GE and on January 18, 2006, we amended and restated our strategic alliance agreement with IDX.

Under the amended agreement entered into on January 18, 2006, Allscripts and IDX will continue to cooperate with respect to installation and implementation of one another’s products for common IDX and Allscripts customers and in the provision of customer support services to ensure that these products remain interoperable. In particular, during the term of the agreement and for a period of 18 months thereafter, we and IDX will develop and maintain various interfaces between certain of our software products, updates and new releases of our software products, to ensure that data may be exchanged between these products, and will additionally provide such interfaces to our common customers, without charge in certain cases. After that time, during any period in which we and IDX have any customers in common and are then providing interoperability or compatibility between our software products and any third party software products, we and IDX will continue to maintain compatibility and interoperability between our and IDX’s products, at then-standard rates.

Until July 18, 2007, we and IDX will cooperate in marketing and providing our ambulatory electronic health record products to IDX’s customer base as of January 4, 2006. We will pay IDX a royalty on sales of certain of its products to the IDX customer base, which royalty is generally 50% less than the royalties previously payable by us to IDX under the prior agreement. Until July 18, 2007, IDX and GE are restricted from marketing or providing products competitive to our products to IDX’s existing customer base, except that GE and IDX may also market and provide Centricity, the GE ambulatory electronic medical record software to the IDX customer base subject to certain conditions, as set forth in the amended agreement; provided, however, that IDX and GE are restricted until July 18, 2007 from marketing or providing products competitive to our products to such customers that have licensed our ambulatory electronic health record product, subject to certain exceptions, as set forth in the amended agreement. In the event certain competitors of IDX or GE acquire us prior to July 18, 2007, the above restrictions on IDX and GE will terminate.

Until July 18, 2007, we have the right to market IDX’s practice management system products in connection with providing our ambulatory electronic health record software products to any of our customer prospects in the United States. Under the prior agreement, we were restricted from providing any practice management systems. The amended agreement eliminates any restrictions on our ability to market or provide practice management systems, except that if we acquire a practice management system, we may not market or provide such system to the existing IDX customer base until July 18, 2007. As a result, if the A4 Acquisition is consummated, we will not be permitted to market or provide the A4 practice management systems to the existing IDX customer base during that period.

The term of the amended agreement is identical to the term of the original agreement, continuing through January 8, 2011.

Under the 2001 alliance agreement, we and IDX were entitled to agreed upon revenue sharing for sales of each other’s products. Pursuant to this obligation, we paid IDX approximately $1,829,000 and $1,548,000, for the year ended December 31, 2004 and the nine months ended September 30, 2005, respectively. Under the amended agreement, we will pay IDX a royalty on sales of certain of our products to the IDX customer base, which royalty is generally 50% less than the royalties previously payable by us to IDX under the original agreement. We also lease office space from IDX and contracted with IDX for certain marketing and consulting services in 2005 and 2004. We paid IDX approximately $359,000 and $268,000 for lease of office space and use of the facility’s infrastructure for the year ended December 31, 2004 and the nine months ended September 30, 2005, respectively and $12,000 and $18,000 for marketing and consulting services for the year ended December 31, 2004 and the nine months ended September 30, 2005, respectively. We paid IDX approximately $140,000 and $14,000 for billings and collections on behalf of IDX related to a certain customer contract to which IDX and we were joint parties for the year ended December 31, 2004 and the nine months ended September 30, 2005, respectively. IDX paid us approximately $88,000 and $856,000 for billings and collections on our behalf related to certain customer contracts to which IDX and we were joint parties, for the year ended December 31, 2004 and the nine months ended September 30, 2005, respectively.

In connection with the execution and delivery of the amended agreement with IDX, we paid $1.1 million to IDX in satisfaction of all royalties due and owing through December 31, 2005 under the original agreement, the entire amount of which was reserved in our financial statements which are incorporated by reference herein. Such payment reflected a credit to IDX in the amount of $197,000 for amounts owed by IDX under a distribution agreement with an affiliate of Allscripts. Additionally, Allscripts and IDX quantified our remaining royalty payment obligations under the original agreement to be $932,000 with respect to our license agreements in effect as of the effective date of the amended agreement but as to which revenues were not yet recognized by us. Such royalties will become payable to IDX at the earlier of (i) the month following the quarter in which such revenues are recognized and (ii) December 31, 2007. We also extended our lease of office space with IDX to September 2006, with nine supplemental monthly rental payments of $74,000.

The foregoing description of the amended and restated strategic alliance agreement is qualified in its entirety by reference to the full text of the agreement, which is incorporated by reference into this prospectus supplement.

Amended and Restated Cross License and Software Maintenance Agreement

In connection with the ChannelHealth acquisition, ChannelHealth and IDX entered into an amended and restated cross license and software maintenance agreement.

The amended and restated cross license and software maintenance agreement provides for, in the case of IDX, the granting of a perpetual (subject to certain exceptions), non-exclusive, non-cancelable and non-terminable, fully paid-up license to ChannelHealth permitting ChannelHealth (i) to copy, use, display, perform, adopt, modify and maintain certain IDX software applications and related intellectual property rights, and create derivative works of such software, for the purpose of merging IDX software with our products and (ii) to market and sublicense IDX software in connection with the marketing of such merged products and, in the case of ChannelHealth, the granting of a perpetual, non-exclusive, non-cancelable and non-terminable, fully paid-up license to IDX permitting IDX to copy, use, display, perform, market, sublicense, transmit, create and own derivative works and to distribute certain ChannelHealth software applications and related intellectual property rights in connection with IDX’s “Patient Channel” business.

In the event that the strategic alliance agreement between us and IDX is terminated or not renewed, the license granted by IDX to ChannelHealth will terminate with respect to certain IDX technologies developed by IDX and incorporated by IDX into IDX software, except as used by ChannelHealth to create or maintain compatibility or connectivity between our products and IDX products.

The foregoing description of the amended and restated cross license and software maintenance agreement is qualified in its entirety by reference to the full text of the agreement which is incorporated by reference into this prospectus supplement.

Value Added Reseller Agreement

In 2004, we and IDX entered into a value added reseller agreement pursuant to which we granted to IDX’s Flowcast division a license to market and resell certain TouchWorks products directly to IDX Flowcast customers. This agreement was amended in December 2005 to permit IDX to also offer these products in an ASP environment. This agreement has an initial term expiring on March 31, 2007, but may be terminated by either party on written notice of 180 days.

Medem Relationship

We have a strategic alliance with Medem, Inc. pursuant to which we collaborate on the distribution and expansion of interactive e-health solutions to physicians and their patients, with a focus on secure personal health records for patients, connecting to selected information from Allscripts electronic health records and e-prescribing. In August 2004, we purchased shares of Medem’s common stock for an aggregate purchase price of $500,000 and we were provided the option to acquire additional equity in Medem for an aggregate price of $600,000. We also entered into a convertible secured promissory note purchase agreement with Medem and certain other investors pursuant to which we acquired a convertible secured promissory note in the aggregate principal amount of $2,100,000 under which Medem may borrow up to $2,100,000 from us. During the nine months ended September 30, 2005, we funded $1,050,000 to Medem under this agreement. During the nine months ended September 30, 2005, we also entered into several contracts with Medem for its Interactive Health Record product (iHealthRecord) that resulted in payments to Medem of approximately $642,000 for the nine months ended September 30, 2005.

As of December 31, 2005, we owned 3.1% of the voting capital of Medem and 1.9% of the capital stock of Medem. If we convert the entire promissory note and exercise our option to purchase additional equity in Medem, we will own approximately 38.9% of the voting capital of Medem and 31.9% of the capital stock of Medem. For additional information, see Note 6 to our consolidated financial statements for the year ended December 31, 2004 incorporated by reference in this prospectus supplement. On February 7, 2006, we purchased an additional convertible note in a principal amount of $500,000.

Other Business Relationships

Liberty Partners Holdings 6, L.L.C. (Liberty Partners), which as of February 14, 2006 held approximately 2,248,170 shares of common stock, is entitled to registration rights with respect to its shares. Under a registration rights agreement, Liberty Partners is entitled to require us to register their shares of common stock three times, but not more than once in any six-month period. As of December 31, 2005, Liberty Partners had exercised its right to require us to register their shares of common stock one time. In addition, if we propose or are required to register any of our common stock, either for our own account or for the account of other of our stockholders, we are required to notify the holder described above and, subject to certain limitations, to include in that registration all of the common stock requested to be included by those holders. We are obligated to bear the expenses, other than underwriting commissions, of all incidental registrations. Michael J. Kluger, a member of our board of directors, is a general partner of Liberty Investment Partners 6, which is a non-voting member and manager of Liberty Partners. Liberty Partners waived their right to participate in the registration statement related to this offering.

During the second quarter of 2005, we entered into a service contract with an email marketing software solutions company, of which Robert A. Compton, a member of our board of directors, serves as chairman of the board. The total amount of the obligation under the contract is $69,000. During the nine months ended September 30, 2005, we paid $38,000 under such service contract.

Phillip D. Green, a member of our board of directors, is a partner at the law firm of Gardner Carton & Douglas, LLP, which has represented us in various matters since 1987. Expenditures related to services provided to us by this law firm were $57,000 and $73,000 for the year ended December 31, 2004 and the nine months ended September 30, 2005, respectively.

John P. McConnell, who will become one of our directors if the A4 Acquisition is consummated, serves on the board of directors of Med3000. We have a license and distribution agreement with Med3000 pursuant to which Med3000 purchased licenses for our EHR solutions for resale to certain of its customers.

PRINCIPAL STOCKHOLDERS

The following table shows beneficial ownership of our common stock as of December 31, 2005 by:

•	our Chief Executive Officer and certain of our executive officers;

•	each director;

•	all directors and executive officers as a group; and

•	each stockholder that beneficially owns more than 5% of our common stock based solely on a review of SEC filings.

Beneficial ownership is a technical term broadly defined by the SEC to mean more than ownership in the usual sense. In general, beneficial ownership includes any shares that the holder can vote or transfer and stock options and warrants that are exercisable currently or become exercisable within 60 days. These shares are considered to be outstanding for the purpose of calculating the percentage of outstanding Allscripts common stock owned by a particular stockholder, but are not considered to be outstanding for the purpose of calculating the percentage ownership of any other person. Percentage of ownership is based on 40,873,047 shares outstanding as of December 31, 2005. Except as otherwise noted, the stockholders named in this table have sole voting and dispositive power for all shares shown as beneficially owned by them. John P. McConnell will become a member of our board of directors if the A4 Acquisition is consummated. After giving effect to this offering and the A4 Acquisition and assuming that all outstanding in-the-money warrants and options to purchase A4 capital stock are exercised in full prior to the consummation of the A4 Acquisition, all shares of A4 Series A-2 Preferred Stock and A4 Series A-3 Preferred Stock are converted into A4 common stock prior to the consummation of the A4 Acquisition and no claims are made against the escrow funds such that the entire amount is distributed to the shareholders of A4, Mr. McConnell will beneficially own approximately 1,116,000 shares of our common stock, or approximately 2.2% of the shares of our common stock outstanding as of December 31, 2005.

Name of each beneficial owner(1)	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
IDX Investment Corporation(2)	7,077,138	17.3
Waddell & Reed Financial Inc.(3)	4,131,150	10.1
Gilder, Gagnon, Howe & Co. LLC(4)	2,650,968	6.5
Liberty Partners Holdings 6, L.L.C.(5)	2,248,170	5.5
Glen E. Tullman(6)	1,501,238	3.6
Lee A. Shapiro(7)	650,869	1.6
Joseph E. Carey(8)	704,166	1.7
William J. Davis(9)	365,000	*
Philip D. Green(10)	150,910	*
M. Fazle Husain(11)	101,744	*
Michael J. Kluger(5) (12)	2,439,370	6.0
Bernard Goldstein(13)	134,998	*
Robert A. Compton(14)	149,196	*
Marcel L. “Gus” Gamache(15)	50,000	*
All directors and executive officers as a group (10 persons)(16)	6,247,491	14.2

*	Amount represents less than 1% of our common stock.
(1)	Unless otherwise set forth in the following footnotes, the address of each beneficial owner is 222 Merchandise Mart Plaza, Suite 2024, Chicago, IL 60654.
(2)

Based upon information contained in a Schedule 13D/A filed with the SEC on January 27, 2006. As of December 31, 2005, IDX Investment Corporation (IIC) was the owner of and had shared voting and sole dispositive power with respect to all of its shares. Its address is 40 IDX Drive, South Burlington, Vermont 05403. IIC is a wholly owned subsidiary of IDX Systems Corporation. As of January 4, 2006, IDX became a wholly owned subsidiary of General Electric Company (GE), and GE and IDX Systems Corporation have shared voting and dispositive power with respect to all of the shares. We have agreed to repurchase 1,250,000 shares of our common stock beneficially owned by IDX concurrently with the consummation of this offering. See “Prospectus Supplement Summary—Recent Developments—IDX Stock Repurchase.”

(3)	Based upon information contained in Schedule 13G filed with the SEC on February 1, 2006.
Waddell & Reed Financial Inc. has sole voting and dispositive power with respect to 4,131,150 shares. The address for Waddell & Reed Financial Inc. is 6300 Lamar Avenue, Overland Park, KS 66202.
(4)	Based upon information contained in a Schedule 13G filed with the SEC on February 14, 2006. Gilder, Gagnon, Howe & Co. LLC has sole voting or investment power with respect to 40,733 shares and has shared dispositive power as to all 2,650,968 of its shares. Its address is 1775 Broadway, 26th Floor, New York, New York 10019.
(5)	Based upon information contained in a Schedule 13G/A filed with the SEC on February 13, 2006. Liberty Partners Holdings 6, L.L.C. has shared voting and dispositive power with respect to 2,248,170 shares. Mr. Kluger is a general partner of Liberty Investment Partners 6, which is a non-voting member and manager of Liberty Partners Holdings 6, L.L.C. Mr. Kluger disclaims beneficial ownership of the shares held by Liberty Partners Holdings 6, L.L.C., except to the extent of his proportionate interest therein. Mr. Kluger owns 101,200 shares directly. The address for Liberty Partners Holdings 6, L.L.C. is c/o Liberty Partners, L.P., 1370 Avenue of the Americas, New York, NY 10019. The address for Mr. Kluger is 101 East 52nd Street, 11th Floor, New York, NY 10022.
(6)	Includes 1,095,148 shares issuable upon the exercise of options and warrants which are exercisable as of, or will become exercisable within 60 days after, December 31, 2005.
(7)	Includes 635,500 shares issuable upon the exercise of options and warrants which are exercisable as of, or will become exercisable within 60 days after, December 31, 2005.
(8)	Includes 704,166 shares issuable upon the exercise of options and warrants which are exercisable as of, or will become exercisable within 60 days after, December 31, 2005.
(9)	Includes 365,000 shares issuable upon the exercise of options and warrants which are exercisable as of, or will become exercisable within 60 days after, December 31, 2005.
(10)	Includes 75,000 shares issuable upon the exercise of options and warrants which are exercisable as of, or will become exercisable within 60 days after, December 31, 2005.
(11)	Includes 45,000 shares issuable upon the exercise of options and warrants which are exercisable as of, or will become exercisable within 60 days after, December 31, 2005.
(12)	Includes 90,000 shares issuable upon the exercise of options and warrants which are exercisable as of, or will become exercisable within 60 days after, December 31, 2005.
(13)	Includes 80,000 shares issuable upon the exercise of options and warrants which are exercisable as of, or will become exercisable within 60 days after, December 31, 2005.
(14)	Includes 66,667 shares issuable upon the exercise of options and warrants which are exercisable as of, or will become exercisable within 60 days after, December 31, 2005.
(15)	Includes 50,000 shares issuable upon the exercise of options and warrants which are exercisable as of, or will become exercisable within 60 days after, December 31, 2005.
(16)	All directors and executive officers in office on December 31, 2005. Includes 3,206,481 shares issuable upon the exercise of options and warrants which are exercisable as of, or will become exercisable within 60 days after December 31, 2005.

UNDERWRITING

Lehman Brothers Inc. and UBS Securities LLC are acting as joint book-running managers, and, along with Jefferies & Company, Inc., William Blair & Company, L.L.C., Piper Jaffray & Co., and Goldman, Sachs & Co., are acting as representatives of the underwriters. Under the terms of an underwriting agreement, each of the underwriters named below has severally agreed to purchase from us the respective number of shares of common stock shown opposite its name below:

Underwriter	Number of Shares
Lehman Brothers Inc.	3,328,800
UBS Securities LLC	2,219,200
Jefferies & Company, Inc.	438,000
William Blair & Company, L.L.C.	438,000
Piper Jaffray & Co.	438,000
Goldman, Sachs & Co.	438,000

Total	7,300,000

The underwriting agreement provides that the underwriters’ obligation to purchase shares of common stock depends on the satisfaction of the conditions contained in the underwriting agreement including:

•	the obligation to purchase all of the shares of common stock offered hereby, if any of the shares are purchased;

•	the representations and warranties made by us to the underwriters are true;

•	there has been no material adverse change in the financial markets; and

•	we deliver customary closing documents to the underwriters.

Commissions and Expenses

The following table summarizes the underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to 1,095,000 additional shares. The underwriting discount is the difference between the initial price to the public and the amount the underwriters pay to us for the shares.

	No Exercise	Full Exercise
Per share	$0.8875	$0.8875
Total	$6,478,750	$7,450,563

The representatives of the underwriters have advised us that the underwriters propose to offer the shares of common stock directly to the public at the public offering price presented on the cover of this prospectus supplement and to selected dealers, who may include the underwriters, at the public offering price less a selling concession not in excess of $0.53 per share. After the offering, the underwriters may change the offering price and other selling terms.

The expenses of the offering that are payable by us are estimated to be $850,000 (exclusive of underwriting discounts and commissions).

Option to Purchase Additional Shares

We have granted the underwriters an option exercisable for 30 days after the date of this prospectus supplement, to purchase, from time to time, in whole or in part, up to an aggregate of 1,095,000 shares at the public offering price per share less underwriting discounts and commissions per share. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional shares based on the underwriter’s percentage underwriting commitment in the offering as indicated in the table at the beginning of this “Underwriting” section.

Lock-Up Agreements

We, all of our directors and our executive officers have agreed that, without the prior written consent of Lehman Brothers Inc., we and they will not directly or indirectly, offer, pledge, announce the intention to sell, sell, contract to sell, sell an option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of any common stock or any securities that may be converted into or exchanged for any common stock, enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock, make any demand for or exercise any right or file or cause to be filed a registration statement with respect to the registration of any shares of common stock or securities convertible, exercisable or exchangeable into common stock or any of our other securities for a period of 90 days from the date of this prospectus supplement other than permitted transfers.

Lehman Brothers Inc., in its sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. When determining whether or not to release common stock and other securities from lock-up agreements, Lehman Brothers Inc. will consider, among other factors, the holder’s reasons for requesting the release, the number of shares of common stock and other securities for which the release is being requested and market conditions at the time.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities relating to the offering, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make for these liabilities.

Stabilization, Short Positions and Penalty Bids

The representatives may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Securities Exchange Act of 1934:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	A short position involves a sale by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase in the offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of shares involved in the sales made by the underwriters in excess of the number of shares they are obligated to purchase is not greater than the number of shares that they may purchase by exercising their option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in their option to purchase additional shares. The underwriters may close out any short position by either exercising their option to purchase additional shares and/or purchasing shares in the open market. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through their option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

•	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Passive Market Making

In connection with the offering, underwriters and selling group members may engage in passive market making transactions in the common stock on the Nasdaq National Market in accordance with Rule 103 of Regulation M under the Securities Exchange Act of 1934 during the period before the commencement of offers or sales of common stock and extending through the completion of distribution. A passive market maker must display its bids at a price not in excess of the highest independent bid of the security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must be lowered when specified purchase limits are exceeded.

Electronic Distribution

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.

Other than the prospectus in electronic format, the information on any underwriter’s or selling group member’s web site and any information contained in any other web site maintained by an underwriter or selling group member is not part of this prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Relationships

Certain of the underwriters and their related entities have engaged and may engage in commercial and investment banking transactions with us in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions.

Lehman Brothers Inc. is acting as our financial advisor in connection with our proposed A4 Acquisition, for which it will receive customary compensation. Further, Lehman Brothers Inc. and Lehman Brothers Commercial Paper Inc., an affiliate of Lehman Brothers Inc., have provided us with a commitment letter for a $100 million term loan facility, for which Lehman Brothers Inc. has agreed to serve as an arranger and Lehman Brothers Commercial Paper Inc. has agreed to serve as an initial lender.

UBS Investment Bank is acting as A4’s financial advisor in connection with our proposed A4 Acquisition, for which it will receive customary compensation. Further, UBS Securities LLC and UBS Loan Finance LLC, an

affiliate of UBS Securities LLC, have provided us with a commitment letter for a $100 million term loan facility, for which UBS Securities LLC has agreed to serve as an arranger and UBS Loan Finance LLC has agreed to serve as an initial lender.

Jefferies & Company, Inc., William Blair & Company, L.L.C. and Piper Jaffray & Co. each acted as an initial purchaser in connection with our private placement of 3.50% senior convertible debentures due 2024, for which they received a commission of approximately $123,750, $247,500 and $123,750, respectively.

LEGAL MATTERS

Certain legal matters relating to the shares of common stock being offered hereby will be passed upon for us by Sidley Austin LLP, Chicago, Illinois. Weil, Gotshal & Manges LLP advised the underwriters in connection with the offering of the common stock.

EXPERTS

The consolidated financial statements and related consolidated financial statement schedule of Allscripts Healthcare Solutions, Inc. as of December 31, 2004, and for the year ended December 31, 2004, have been incorporated by reference herein in reliance upon the report of Grant Thornton LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. Grant Thornton LLP, also has audited management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2004, included in our Annual Report on Form 10-K for the year ended December 31, 2004, which is incorporated by reference herein in reliance upon the report of Grant Thornton LLP, and upon the authority of said firm as experts in accounting and auditing. The consolidated financial statements and related consolidated financial statement schedule of Allscripts Healthcare Solutions, Inc. as of December 31, 2003, and for each of the years in the two-year period ended December 31, 2003, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

On April 12, 2004, the audit committee of our board of directors appointed Grant Thornton LLP as our independent public accountant for the 2004 fiscal year. In connection therewith, we dismissed KPMG LLP as our independent auditor. During our two most recent fiscal years, KPMG’s report on our consolidated financial statements did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. During our two fiscal years ended December 31, 2003 and 2002, and in the interim period from January 1, 2004 through April 12, 2004, the date of cessation of our audit relationship with KPMG, there were no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused them to make reference thereto in their report on our consolidated financial statements for those years. Additionally, during this time frame, there were no “reportable events,” as defined in Item 304(a)(1)(v) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended. The audit committee of our board of directors requested KPMG to furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of that letter, dated April 16, 2004, was filed as Exhibit 16.1 to our Current Report on Form 8-K dated April 12, 2004 and filed on April 16, 2004.

The financial statements of A4 Health Systems, Inc. as of and for the year ended December 31, 2004, incorporated in this prospectus supplement by reference to Allscripts Healthcare Solutions, Inc.’s Current Report on Form 8-K dated February 10, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The financial statements of A4 Health Systems, Inc. as of December 31, 2003 and for the years ended December 31, 2003 and 2002, incorporated by reference in this prospectus supplement from Allscripts Healthcare Solutions, Inc.’s Current Report on Form 8-K filed on February 10, 2006 have been audited by

Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated by reference herein in, reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION BY REFERENCE

We have elected to incorporate by reference information into this prospectus supplement. By incorporating by reference, we can disclose important information to you by referring to another document we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, except as described in the following sentence. Any statement in this prospectus supplement or the accompanying prospectus or in any document that is incorporated or deemed to be incorporated by reference in this prospectus supplement or the accompanying prospectus will be deemed to have been modified or superseded to the extent that a statement contained in this prospectus supplement or any document that we subsequently file or have filed with the SEC that is incorporated or deemed to be incorporated by reference in this prospectus supplement, modifies or supersedes that statement. Any statement so modified or superseded will not be deemed to be a part of this prospectus supplement or the accompanying prospectus, except as so modified or superseded.

We are incorporating by reference the following documents that we have filed with the SEC and our future filings with the SEC (other than information furnished under Item 2.02 or 7.01 in current reports on Form 8-K) under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until this offering is completed:

•	Annual Report on Form 10-K for the year ended December 31, 2004;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005;

•	Current Reports on Form 8-K filed with the SEC on January 5, 2005, March 3, 2005, December 30, 2005, January 19, 2006, February 10, 2006, February 21, 2006, the Current Report on Form 8-K filed with the SEC on February 13, 2006 that contained Item 8.01 disclosure, and the Current Report on Form 8-K filed with the SEC on January 23, 2006 that contained Items 1.01, 3.02 and 9.01 disclosures; and

•	The description of our common stock contained in our registration statement on Form 8-A, filed on December 7, 2000, including any amendment or report filed for the purpose of updating such description.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement is delivered a copy of any of the documents that we have incorporated by reference into this prospectus supplement, other than exhibits unless the exhibits are specifically incorporated by reference in those documents. To receive a copy of any of the documents incorporated by reference in this prospectus supplement, other than exhibits unless they are specifically incorporated by reference in those documents, call or write to Allscripts Healthcare Solutions, Inc., 222 Merchandise Mart Plaza, Suite 2024, Chicago, Illinois 60654, Attention: Investor Relations, telephone: (800) 654-0889. The information relating to us contained in this prospectus supplement and the accompanying prospectus is not complete and should be read together with the information contained in the documents incorporated and deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus.

7,300,000 shares

Common Stock

PROSPECTUS SUPPLEMENT

February 22, 2006

Joint Book-Running Managers

LEHMAN BROTHERS

UBS INVESTMENT BANK

Co-Managers

JEFFERIES BROADVIEW

WILLIAM BLAIR & COMPANY

PIPER JAFFRAY

GOLDMAN, SACHS & CO.